Exhibit 10.73

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (together with any exhibits, schedules, attachments or amendments, this “Agreement”), is made as of December 16, 2025 (the “Effective Date”), by and among (i) Vireo Health, Inc., a Delaware corporation (“Buyer”), (ii) Vireo Growth Inc., a British Columbia corporation (“Parent”), (iii) the entities set forth on the “Company” signature page attached hereto (collectively, the “Company”), (iv) PharmaCann Inc., a Delaware corporation (“PharmaCann”), and (v) Argent Institutional Trust Company, as collateral agent under the Indenture (as defined below) (“Agent”). The Company and PharmaCann are each referred to herein as a “Company Party,” and collectively as the “Company Parties.” Agent, the Company, PharmaCann, Buyer and Parent are each referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company (other than Green Brands LLC (“Green Brands”), which is a non-operational entity) currently operates the cannabis dispensaries identified in Exhibit A-1 through the State Cannabis Licenses (as defined below) identified in Exhibit A-1 (each, a “Dispensary,” and collectively, the “Dispensaries”);

WHEREAS, the operation of the Dispensaries in accordance with the State Cannabis Laws (as defined below) is referred to herein as the “Business”;

WHEREAS, reference is made to that certain Indenture, dated as of June 24, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among PharmaCann, as issuer, the Guarantors (as defined therein) party thereto, including the Company (other than Green Brands), and Agent, as trustee and collateral agent thereunder;

WHEREAS, pursuant to the Indenture, holders (the “Noteholders”) of those certain 12.000% Senior Secured Notes due 2025 of PharmaCann, issued pursuant to the Indenture (the “Senior Secured Notes”), have purchased the Senior Secured Notes, and made other financial accommodations to or for the benefit of, PharmaCann, which are guaranteed by the Company (other than Green Brands);

WHEREAS, to secure payment and satisfaction of the Noteholders’ claims against PharmaCann under the Senior Secured Notes, the Company (other than Green Brands) has granted an Encumbrance (as defined below) in favor of Agent, for the benefit of the Noteholders, in certain personal property of the Company (other than Green Brands) (collectively, the “Encumbered Assets”);

WHEREAS, PharmaCann and the Company (other than Green Brands) are in default of their respective obligations under the Debt Documents (as defined below) and, as a result of such defaults, Agent is entitled, and PharmaCann and the Company do not contest that Agent is entitled, to exercise its remedies under the Debt Documents and Applicable Law (as defined below), including under Sections 9-610 through 9-619 and 9-623 through 9-628 of the Uniform Commercial Code as enacted in the State of New York (the “UCC”), to sell the Encumbered Assets securing the obligations of the Company (other than Green Brands) under the Debt Documents;

WHEREAS, the Company has determined that the UCC Sale (as defined below) is in its best interests and the best interests of its creditors and has agreed to cooperate with Agent and facilitate the sale of the Encumbered Assets on the terms and conditions set forth in this Agreement;

WHEREAS, the Company owns certain additional assets that are not Encumbered Assets (collectively, the “Unencumbered Assets”), which, together with the Encumbered Assets, constitute all of the assets and properties used in or useful to the Business, and the Company has determined that it will benefit directly and indirectly from the sale of such Unencumbered Assets;

WHEREAS, Buyer desires (i) to purchase, and the Company (other than Green Brands) and Agent desire to sell to Buyer, in a private sale under Article 9 of the UCC, all of the Company’s (other than Green Brands) right, title and interest in and to the Encumbered Assets (the “UCC Sale”) and (ii) to purchase, and the Company desires to sell to Buyer, all of the Company’s right, title and interest in and to the Unencumbered Assets, in each case, in accordance with the terms and subject to the conditions of this Agreement and in exchange for the consideration to be paid or otherwise agreed to by Buyer as set forth herein;

WHEREAS, Buyer is an indirect, wholly owned subsidiary of Parent, and as such, Buyer and Parent will each benefit from the transactions contemplated by this Agreement; and

WHEREAS, in connection with the foregoing transactions, PharmaCann, the Company (other than Green Brands) and Vireo Health of CO, LLC (“Vireo Colorado”), a Delaware limited liability company and an Affiliate (as defined below) of Buyer, have entered into a Management Services Agreement, dated of even date herewith (the “Management Services Agreement”), whereby Vireo Colorado will provide the Company (other than Green Brands) with certain management services related to the currently Operational Dispensaries (as defined below) until the Closing Date (as defined below).

NOW, THEREFORE, intending to be legally bound, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

AGREEMENT

1.             Definitions and Recitals. For purposes of this Agreement, the capitalized terms not otherwise defined in the body of this Agreement shall have the meanings ascribed to such terms in Exhibit A-2 attached hereto, which defined terms are incorporated herein by reference. The Recitals set forth above are hereby incorporated by reference as part of this Agreement.

2.             Transfer of Purchased Assets at Closing.

2.1.          Purchased Assets. At the Closing (as defined below), and subject to the terms and conditions of this Agreement, (x) Buyer shall purchase, acquire and accept from Agent, and Agent, on behalf of, and at the direction of, the Required Noteholders, shall sell, transfer, assign, convey and deliver to Buyer, all of the Company’s (other than Green Brands) right, title and interest in and to the Encumbered Assets pursuant to and by operation of Section 9-610 of the UCC, and Agent’s Encumbrance on and in any of the Encumbered Assets, and all Encumbrances on any of the Encumbered Assets junior and/or subordinated thereto, will be discharged by operation of, and to the fullest extent provided in, UCC Section 9-617, and (y) Buyer shall purchase, acquire and accept from the Company, and the Company shall sell, transfer, assign, convey and deliver to Buyer, all of its right, title and interest in and to the Unencumbered Assets. The Encumbered Assets and Unencumbered Assets shall include all of the assets used or held for use in connection with, necessary for or relating to the Business (other than the Excluded Assets (as defined below)), whether real, personal or mixed, tangible or intangible, and wherever located, including the following (collectively, the “Purchased Assets”):

(a)            the Company’s rights and obligations under those certain leases set forth on Schedule 4.8(a) (as amended, modified, or otherwise supplemented, the “Leases”) for the Operational Dispensaries;

(b)            all licenses, permits, certifications, accreditations, and authorizations issued by any federal, state, municipal or quasi-governmental authority relating to the use, maintenance or operation of the Business running to or in favor of the Business, including the State Cannabis Licenses (collectively, the “Permits”);

(c)            all inventory, finished goods, work in progress, packaging supplies and other inventories, wherever located (the “Inventory”);

(d)            all Contracts of the Company set forth on Schedule 2.1(d) (the “Assigned Contracts”);

(e)            the Intellectual Property of the Company, including all marks associated with the “LivWell” brand owned by Green Brands (collectively, the “Acquired IP Assets”);

(f)             any other owned or leased assets, properties, rights and businesses of the Company that are used in connection with the Business;

(g)            all tangible personal property used or held for use in connection with the Business, including furniture, equipment, fixtures, medical apparatuses, motor vehicles, if any, marketing and promotional materials and brochures, stationery, policy manuals, operating manuals, and supplies of the Business;

(h)            any accounts receivable in existence as of the Closing Date with respect to the Business other than Excluded Accounts Receivable (as defined below) (the “Accounts Receivable”);

(i)             all rights to any Proceedings of any nature available to or being pursued by the Company to the extent related to the Purchased Assets or the Assumed Liabilities (as defined below), whether arising by way of counterclaim or otherwise;

(j)             all of the Company’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)            the goodwill of the Business;

(l)             all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to the payment of Taxes), including the security deposits for the Leases set forth on Schedule 2.1(l);

(m)           all cash and cash equivalents at the Operational Dispensaries as of the Closing Date; provided that, as of the MSA Effective Date (as defined below), all cash and cash equivalents shall be an amount not less than the Minimum Cash Balance;

(n)            all tangible personal property used or held for use, including all inventory, finished goods, work in progress, packaging supplies and other inventories or assets, located in the Non-Continuing Dispensaries (collectively, the “Non-Continuing Dispensary Personal Property”); and

(o)            the books, records, and software of the Company in respect of the Business that are not Excluded Books and Records (as defined below) (the “Books and Records”); provided, however, that the Company Parties may retain copies of any such documents.

To the extent that any assets, properties, rights or businesses of the Company (except for the Excluded Assets) are necessary for the operation of the Business and are intended to be transferred to Buyer pursuant to the general language of this Agreement but are not transferred for any reason, the Parties shall cooperate fully (without further consideration being payable) to execute such further documents or instruments as may be necessary to transfer such assets, property, rights and business to Buyer.

Agent and the Company Parties shall use commercially reasonable efforts to cooperate to cure any procedural defects in the UCC Sale identified by Buyer or Agent, including providing supplemental notices or filings and taking any actions reasonably necessary to conduct the UCC Sale in compliance with Article 9 of the UCC. Buyer may instruct Agent or the Company to sell, assign, transfer or deliver all or any part of the Purchased Assets to one or more of its subsidiaries or its third-party assignee by providing written instructions to such Party on or prior to the Closing. The Company Parties hereby irrevocably waive any and all debtor rights of redemption under Section 9-623 of the UCC.

For the avoidance of doubt, PharmaCann shall not sell any of its assets pursuant to the terms and conditions of this Agreement.

2.2.          Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of the Company (collectively, the “Excluded Assets”):

(a)            all Contracts of the Company that are not Assigned Contracts;

(b)            the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Company solely related to the Excluded Assets or Excluded Liabilities (as defined below) that (i) are related to proposals to acquire the Business or the Purchased Assets or any part thereof by any Person other than Buyer, including any such books and records that are privileged, or (ii) are prepared in connection with this Agreement or the transactions contemplated thereby, including any such books and records that are privileged, or (iii) are prohibited under Applicable Law or Contract from being delivered to Buyer (“Excluded Books and Records”);

(c)            all Employee Plans and assets attributable thereto of the Company or PharmaCann;

(d)            all refunds or credits in regard to income and other taxes that are not related to the Purchased Assets, including those related to employee retention credits;

(e)            all deposit accounts and bank accounts of the Company;

(f)             all securities, whether capital stock or debt, and other ownership interest issued by the Company;

(g)           the Company’s claims and causes of action against third parties to the extent related to any Excluded Assets;

(h)            all casualty, general liability and other Insurance Policies which cover the Company, the Business or the operations thereof and any proceeds thereof to the extent relating to any Excluded Assets;

(i)             the Intellectual Property assets of the Company Parties that are not Acquired IP Assets;

(j)             any intercompany accounts receivable owed to the Company by any Affiliate of the Company (other than a legal entity that is part of the Company) (the “Excluded Accounts Receivable”);

(k)            the rights which accrue or will accrue to PharmaCann and the Company under this Agreement, the Ancillary Agreements and the other documents to be entered into by the Parties in connection herewith;

(l)             the Company’s rights and obligations under any leases for the Non-Continuing Dispensaries;

(m)           all cash and cash equivalents at the Non-Continuing Dispensaries as of the Closing Date; and

(n)            the State Cannabis Licenses with respect to the Non-Continuing Dispensaries.

For the avoidance of doubt, nothing in this Agreement shall be deemed to be an agreement by Agent to release its Encumbrances on any Excluded Assets, and this Agreement shall not be deemed to cause any release of Agent’s Encumbrances on any Excluded Assets.

2.3.          Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of the Company (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)            all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Company on or prior to the Closing; provided, however, that such Liabilities will only be Assumed Liabilities to the extent that all benefits under such Assigned Contracts are transferred to Buyer pursuant to this Agreement;

(b)            all obligations arising out of Buyer’s ownership, use, or control of the Purchased Assets after the Closing;

(c)            the Company’s share of Transfer Charges (as defined below) or that is otherwise the responsibility of Buyer pursuant to Section 6.9;

(d)            Hired Employee Accrued Liabilities (as defined below);

(e)            the Assumed Payables; and

(f)             those specified Liabilities of the Company set forth on Schedule 2.3(f).

2.4.           Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Company or any of its respective Affiliates of any kind or nature whatsoever (whether or not arising before or after, or becoming due or maturing before or after, the Closing), other than the Assumed Liabilities (all such Liabilities other than the Assumed Liabilities, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a)            any Liabilities of the Company or any of its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisors and others (collectively, “Advisor Fees”);

(b)            any Liability for: (i) any Taxes relating to the operation of the Business or the ownership, possession or use of the Purchased Assets at or prior to the Closing (including any accrued but unpaid real property Taxes); or (ii) subject to Section 6.9, any other Taxes of the Company Parties (or any stockholder, member or other Affiliate of any of the Company Parties) (including any liability of the Company Parties for the unpaid Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise);

(c)            any Liabilities relating to or arising out of the Excluded Assets;

(d)            any Liabilities in respect of any pending or threatened Proceeding arising out of or relating to facts, events or conditions in respect of the operation of the Business or the Purchased Assets, to the extent such Proceeding relates to such operation on or prior to the Closing Date;

(e)            any Liabilities arising under or in connection with any Employee Plan;

(f)            any Liabilities for any present or former employees, officers, directors, retirees, independent contractors or consultants that provided services to the Business, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments; provided that the foregoing shall not include any Hired Employee Accrued Liabilities;

(g)            any claims or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing;

(h)            any accounts payable of the Company that are not Assumed Payables;

(i)            any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, manager, employee or agent of the Company or any of its Affiliates (including with respect to any breach of fiduciary obligations by the same);

(j)            any Liabilities under any Contracts (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by the Company of such Contracts prior to the Closing;

(k)            any Liabilities associated with debt, loans or credit facilities of the Company owing to financial institutions, including, for the avoidance of doubt, the Senior Secured Notes;

(l)             any Liabilities arising out of or related to the Non-Continuing Dispensaries;

(m)           the trade accounts payable of the Business set forth on Schedule 2.4(m) (the “Excluded Accounts Payable”); and

(n)            any Liabilities arising out of, in respect of or in connection with the failure by the Company or any of its Affiliates to comply with any law, regulation, regulatory bulletin, regulatory guidance or Governmental Order applicable to the Business.

Without limiting the foregoing, Excluded Liabilities shall include any liabilities arising from, or relating to, the foreclosure or UCC Sale, including any claim that the disposition of the Purchased Assets was not conducted in a commercially reasonable manner.

2.5.           Base Valuation of Share Consideration. As aggregate consideration for the Purchased Assets, and in addition to the assumption of the Assumed Liabilities, Buyer shall pay the aggregate amount of Forty-Nine Million Dollars and 00/100 Cents ($49,000,000.00) (the “Base Valuation”), in the form of newly issued Vireo Shares (the “Share Consideration”), in accordance with and subject to the below. For the avoidance of doubt, and for all purposes hereunder, “Share Consideration” shall include the MSA Deposit Amount (as defined below) and the Excess Vireo Shares (as defined below), if any.

(a)            Auction Deposit. Prior to the Effective Date, and in connection with Buyer’s participation in the Auction, Buyer shall have deposited Two Hundred Fifty Thousand Dollars and 00/100 Cents ($250,000.00) (the “Deposit”) by wire transfer of immediately available funds into a segregated account at Cogent Bank, to be held in trust by Agent, subject to the Deposit Escrow Agreement, until (i) Agent’s receipt of the Closing Share Consideration (as defined below) from the Shares Escrow Agent as set forth in Section 2.5(c) below or (ii) the earlier termination of this Agreement pursuant to Section 7.5(b) below, at which time, Agent shall return the Deposit to Buyer (“Closing Date Deposit Return”).

(b)            MSA Deposit. No later than two (2) Business Days following the date on which the Management Services Agreement becomes effective (the “MSA Effective Date”), Parent shall issue and register (as directed by Agent), and deposit with the Shares Escrow Agent into the Shares Escrow Account, in accordance with the terms of the Shares Escrow Agreement, 90,740,741 newly issued Vireo Shares (such amount of deposited Vireo Shares, the “MSA Deposit Amount,” and such date of deposit, the “MSA Deposit Date”).

(c)            Closing Share Consideration. On the Closing Date, Parent and Agent shall instruct, in joint written directions, the Shares Escrow Agent to release to Agent (or, subject to any restricted holding periods as required by the Exchange and applicable Canadian Securities Laws then remaining in effect, its written designees), in accordance with the terms of the Shares Escrow Agreement, Vireo Shares in the amount of (i) the MSA Deposit Amount, minus (ii) the [***], if applicable, plus or minus (iii) the Closing Adjustment (as defined below), minus (iv) the Share Holdback (as defined below) (the “Closing Share Consideration”); provided that if any of such Closing Share Consideration remains subject to any restricted holding periods, as required by the Exchange and applicable Securities Laws, and as set forth in the Shares Escrow Agreement, for the avoidance of doubt, such restrictions shall exist until their applicable expiration date(s), but shall not otherwise affect the release of the Closing Share Consideration for purposes herein.

(d)            [***]

2.6.           MSA Effective Date Adjustment.

(a)            MSA Effective Date Estimated Statement. No later than ten (10) Business Days following the MSA Effective Date (the “Estimated Statement Delivery Date”), the Company (on behalf of itself and PharmaCann) shall prepare and deliver to Agent (on behalf of the Required Noteholders) and Buyer a statement, certified by the Chief Restructuring Officer of the Company, setting forth the Company’s good faith estimate of Qualified Inventory and Assumed Payables as of the MSA Effective Date, together with reasonable supporting detail as to the calculation of each component thereof.

(b)            MSA Effective Date Closing Statement. Within ninety (90) days after the Estimated Statement Delivery Date, Buyer shall prepare and deliver to Agent (on behalf of the Required Noteholders) and PharmaCann (on behalf of itself and the Company) a statement (the “Closing Statement”) setting forth Buyer’s calculation of the Qualified Inventory and Assumed Payables, together with reasonable supporting detail as to the calculation of each component thereof. The Closing Statement shall be prepared in accordance with GAAP.

(c)            Objections. Unless PharmaCann (on behalf of itself and the Company) or Agent (on behalf of, and at the written direction of, the Required Noteholders) (each, a “Disputing Party”) notifies Buyer, with a copy provided to the other Party(ies), in writing within twenty-one (21) days after Buyer’s delivery of the Closing Statement of any good faith objection to the computation of Qualified Inventory or Assumed Payables therein (a “Notice of Objection”), the Closing Statement prepared by Buyer and the calculations therein shall become final and binding upon the Parties. Following the delivery of the Closing Statement, Buyer and its Affiliates shall provide Agent (on behalf of the Required Noteholders), PharmaCann (on behalf of itself and the Company) and their respective Representatives with any information that is reasonably requested and reasonable access, upon reasonable prior written notice during normal business hours, to its personnel, properties, books and records of its business (including in respect of the Business) for purposes of the Disputing Party’s preparation of a Notice of Objection; provided, however, that such access does not unreasonably disrupt the normal operations of Buyer or its business. A Notice of Objection on behalf a Disputing Party shall be provided once and specify in reasonable detail the basis for the objections set forth therein. Any items on the Closing Statement not included in such Notice of Objection shall be considered final and binding following expiration of the twenty-one (21)-day review period, and for any disputed items on such Notice of Objection, the Disputing Party shall provide alternate calculations proposed by such Disputing Party for such disputed items.

(d)            Resolution of Disputes. If a Disputing Party provides a Notice of Objection to Buyer within such thirty (30)-day period, PharmaCann (on behalf of itself and the Company), Agent (on behalf of, and at the written direction of, the Required Noteholders) and Buyer shall, during the thirty (30)-day period following Buyer’s receipt of such Notice of Objection, attempt in good faith to resolve the Disputing Party’s objections. During such thirty (30)-day period, Buyer and its Representatives shall be permitted to review the working papers of the Disputing Party and its accountants relating to such Notice of Objection and the basis therefor. The Parties acknowledge and agree that Rule 408 of the Federal Rules of Evidence shall apply to the discussions and communications among Buyer, PharmaCann (on behalf of itself and the Company), Agent (on behalf of the Required Noteholders) and their respective Representatives during the thirty (30)-day resolution period. If the Parties are unable to resolve all such objections within such thirty (30)-day period, the matters remaining in dispute shall be submitted to a nationally-recognized accounting firm mutually agreed upon in writing by the Parties (the “Independent Expert”) for resolution, in accordance with this Section 2.6 and other terms and provisions of this Agreement, and not by way of an independent review, and only with respect to the remaining items of disagreement so submitted (and within the range of dispute between the Closing Statement and the amount set forth in Notice of Objection with respect to each such items), whether and to what extent the Closing Statement requires adjustment (it being understood that in making such calculation, the Independent Expert shall be functioning as an expert and not as an arbitrator). The Parties shall reasonably cooperate with the Independent Expert and promptly furnish all documents and information reasonably requested by the Independent Expert. In making such calculation, the Independent Expert shall consider only those items or amounts in the Closing Statement and the calculations set forth therein as to which the Disputing Party has disagreed in its Notice of Objection. All communication with the Independent Expert shall be in writing (which shall be simultaneously provided to the other Parties as well), and no ex parte communication shall be permitted. The Parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable, but in no event later than sixty (60) days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(e)            Independent Expert Fees and Expenses. If the Independent Expert resolves all disputes presented to it entirely in the manner proposed by the Disputing Party, the fees and expenses of the Independent Expert shall be paid by Buyer. If the Independent Expert resolves all disputes presented to it entirely in the manner proposed by Buyer, the fees and expenses of the Independent Expert shall be paid jointly and severally by the Company Parties, but not by Agent (or, for the avoidance of doubt, the Required Noteholders). In all other events, the fees and expenses of the Independent Expert shall be shared between Buyer (on the one hand) and the Company Parties (on the other, jointly and severally), but not by Agent (or, for the avoidance of doubt, the Required Noteholders), in inverse proportion based on the difference between (i) the Disputing Party’s position, on the one hand, and Buyer’s position, on the other hand, as initially presented to the Independent Expert (based on the aggregate of all differences taken as a whole), and (ii) the final resolution as determined by the Independent Expert in proportion to the total difference between Buyer and the Disputing Party’s initial positions. The Independent Expert shall determine the apportionment of its fees and expenses between Buyer and the Company Parties in accordance with the provisions of this Section 2.6(e).

(f)            Closing Adjustment. The Closing Share Consideration shall be (i) increased by the amount that (A) Qualified Inventory (as of the MSA Effective Date) exceeds the Target Qualified Inventory Amount and (B) the Target Assumed Payables Amount exceeds the amount of Assumed Payables (as of the MSA Effective Date) or (ii) decreased by the amount that (A) the Target Qualified Inventory Amount exceeds Qualified Inventory (as of the MSA Effective Date) and (B) Assumed Payables (as of the MSA Effective Date) exceeds the Target Assumed Payables Amount (the net amount of increases and decreases shall be divided by the Vireo Share Price to determine the number of Vireo Shares (rounded up to the nearest whole number), the “Closing Adjustment”).

(i)            If the Closing Adjustment is a positive number, at the time of final determination of the Closing Adjustment, whether such time is prior to or at the Closing, Parent shall issue and register (as directed by Agent), and deposit with the Shares Escrow Agent into the Shares Escrow Account, in accordance with the terms of the Shares Escrow Agreement, an amount of newly issued Vireo Shares equal to the Closing Adjustment (such amount of deposited Vireo Shares, the “Excess Vireo Shares”). For the avoidance of doubt, if the Excess Vireo Shares, if any, issued in advance of or at the Closing remain subject to any restricted holding periods, as required by the Exchange and applicable Securities Laws, and as set forth in the Shares Escrow Agreement, such restrictions shall exist until their applicable expiration date(s), but shall not otherwise affect the release of the Closing Share Consideration for purposes herein. For the avoidance of doubt, and for all purposes hereunder, the Excess Vireo Shares, if any, shall be deemed part of the Share Consideration.

(ii)           If the Closing Adjustment is a negative number, at the Closing, Parent shall be entitled to an amount of Vireo Shares equal to the Closing Adjustment, calculated at the Vireo Share Price, to be deducted from the Closing Share Consideration.

2.7.          Allocation of Share Consideration. Buyer shall prepare an allocation of the Base Valuation of the Share Consideration and the Assumed Liabilities (plus other relevant items) among the Purchased Assets in accordance with the methodologies set forth on Exhibit B hereto (the “Asset Allocation Schedule”), Code § 1060 and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate). Buyer shall deliver such allocation to PharmaCann within sixty (60) days after the Closing Date. Within twenty-one (21) days after Buyer has provided the draft asset allocation, PharmaCann may provide comments on the asset allocation, and Buyer shall take any such comments into consideration in good faith. If Buyer and PharmaCann cannot agree on the asset allocation within ten (10) days after Buyer has received any comments from PharmaCann, then the matters in dispute shall be submitted to the Independent Expert for resolution in accordance with procedures set forth in Section 2.6(c), mutatis mutandis, whose decision shall be final and binding on the Company and Buyer. All Tax Returns filed or caused to be filed by the Company and Buyer shall be prepared and filed in a manner consistent with the asset allocation, and the parties shall not take any position in any Tax Return, before any Governmental Body or in any Tax proceeding that is inconsistent with such allocation, except pursuant to a final “determination” (as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign law).

2.8.          Third-Party Consents. To the extent that (a) the Company’s right under any Assigned Contract or any Permit, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person or (b) the replacement of a PharmaCann Contract (as defined below) with Buyer as PharmaCann’s substitute requires the cooperation and consent of the other Person counterparty thereto, the Company or PharmaCann, as applicable, shall use its commercially reasonable efforts to obtain any such required consent as promptly as possible, or shall otherwise assist, as needed, with the negotiation of the replacement thereof, and Buyer shall cooperate with the foregoing, including complying with information requests and other requests of the Company or PharmaCann to effectuate the foregoing. If any such consent (including PharmaCann Contract replacement) shall not be obtained prior to the Closing, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the Company or PharmaCann, to the maximum extent permitted by Applicable Law, shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder, unless otherwise waived or agreed to in writing by Buyer. The Parties acknowledge that (i) no consent of any of the counterparties to Purchased Assets, including the Assigned Contracts and the Permits, or the PharmaCann Contracts, or replacement thereof, has been sought or received prior to the date hereof, and regardless of that fact, such Purchased Assets shall nevertheless be Assigned Contracts or Permits, as applicable, as contemplated hereby, (ii) failure to obtain any such consent(s) or replacement(s) prior to the Closing shall not be a condition to, or otherwise prevent the consummation of, the Closing and, subject to Section 2.5(d), not reduce the Base Valuation of the Share Consideration and (iii) Agent shall have no obligation to obtain any such consent or replacement at any time prior to or after the Closing.

2.9.          Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable by it in respect of the Purchased Assets or any other payments contemplated by this Agreement, and to collect any necessary Tax forms for avoiding such withholding, including IRS Form W-9, or any similar information, from Agent and the Company Parties and any other recipient of any payment hereunder. To the extent that amounts are so withheld (or caused to be withheld), such withheld amounts shall be treated for all purposes as having been paid to Agent or such other recipient, as applicable, in respect of which such deduction and withholding was made.

2.10.        UCC Article 9 Secured Party Sale. Agent’s UCC Sale of the Purchased Assets that are Encumbered Assets to Buyer hereunder is a private secured party sale under the UCC.

2.11.        Assets Conveyed “As Is-Where Is”.

(a)            “As Is-Where Is”. Except as otherwise expressly set forth in this Agreement, including as set forth in Section 4 (and in the documents to be delivered by Agent and the Company to Buyer at Closing), BUYER SHALL ACCEPT THE PURCHASED ASSETS IN AN “AS-IS” AND “WHERE-IS” CONDITION AS OF THE CLOSING, WITH ALL FAULTS AND DEFECTS NOW KNOWN OR HEREAFTER DISCOVERED BY BUYER, AND BUYER AGREES THAT, OTHER THAN AS AND TO THE EXTENT EXPLICITLY PROVIDED IN THIS AGREEMENT (AND IN THE DOCUMENTS TO BE DELIVERED BY AGENT AND THE COMPANY TO BUYER AT CLOSING), INCLUDING AS SET FORTH IN SECTION 4 HEREOF, AGENT, AGENT’S AFFILIATES, THE NOTEHOLDERS, THE NOTEHOLDERS’ AFFILIATES, ANY OF THE COMPANY PARTIES, ANY OF THE COMPANY PARTIES’ AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, OFFICERS, AGENTS, DIRECTORS, EMPLOYEES, ATTORNEYS AND CONTRACTORS (COLLECTIVELY, “COMPANY RELATED PARTIES”) HAVE NOT AND DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO BUYER REGARDING THE PURCHASED ASSETS (INCLUDING OF ANY REPRESENTATIONS OF THE COMPANY PARTIES DEEMED MADE BY LAW OR ANY OTHER MATTER WITH RESPECT TO, OR THAT MIGHT AFFECT, THE PURCHASED ASSETS OR THE VALUE, REPAIR, EXPENSE OF OPERATION, INCOME POTENTIAL OR OTHER CONDITION OF THE PURCHASED ASSETS), IT BEING UNDERSTOOD AND AGREED BY BUYER THAT ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT (AND IN THE DOCUMENTS TO BE DELIVERED BY AGENT AND THE COMPANY TO BUYER AT CLOSING), INCLUDING AS SET FORTH IN SECTION 4, BEING HEREBY EXPRESSLY WAIVED BY BUYER AND DISCLAIMED BY AGENT, THE NOTEHOLDERS, PHARMACANN AND THE COMPANY. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT (AND IN THE DOCUMENTS TO BE DELIVERED BY AGENT AND THE COMPANY TO BUYER AT CLOSING), BUYER WAIVES ANY CLAIM THAT MAY EXIST AGAINST AGENT, THE NOTEHOLDERS, PHARMACANN AND THE COMPANY AND ALL OTHER COMPANY RELATED PARTIES FOR PATENT AND/OR LATENT DEFECTS. FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION, NOTHING HEREIN SHALL LIMIT OR WAIVE (A) BUYER OR PARENT’S ABILITY TO BRING ANY CLAIMS ARISING OUT OF A BREACH OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT, IN EACH CASE, BY AGENT OR THE COMPANY PARTIES, (B) THE RIGHTS OR REMEDIES OF BUYER OR PARENT IN THE EVENT OF FRAUD OR (C) AGENT AND THE COMPANY’S OBLIGATIONS WITH RESPECT TO THE TRANSFER OF TITLE TO THE PURCHASED ASSETS, IN EACH CASE, IN ACCORDANCE WITH THE TERMS HEREIN. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4 (AND IN THE DOCUMENTS TO BE DELIVERED BY AGENT AND THE COMPANY TO BUYER AT CLOSING), NEITHER AGENT, THE NOTEHOLDERS, THE COMPANY PARTIES NOR ANY COMPANY RELATED PARTIES HAVE MADE, NOR HAVE THEY HEREBY MADE, ANY REPRESENTATION OR WARRANTY PERTAINING TO THE PURCHASED ASSETS WITH RESPECT TO TITLE, POSSESSION, QUIET ENJOYMENT OR THE LIKE IN THIS DISPOSITION OF THE PURCHASED ASSETS.

(b)            RELEASE. BUYER REPRESENTS TO AGENT, THE NOTEHOLDERS, PHARMACANN AND THE COMPANY THAT BUYER HAS CONDUCTED SUCH INVESTIGATIONS OF THE PURCHASED ASSETS AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO ANY MATTER RELATING TO THE PURCHASED ASSETS. UPON CLOSING, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT (AND IN THE DOCUMENTS TO BE DELIVERED BY AGENT AND THE COMPANY TO BUYER AT CLOSING), BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS REGARDING THE PURCHASED ASSETS MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED, ON BEHALF OF ITSELF AND ON BEHALF OF ITS TRANSFEREES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (INCLUDING ANY AFFILIATE OR NOMINEE OF BUYER AS PROVIDED HEREIN), TO WAIVE, RELINQUISH, RELEASE AND FOREVER DISCHARGE AGENT, THE NOTEHOLDERS, THE COMPANY PARTIES AND ALL OTHER COMPANY RELATED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, BY REASON OF OR ARISING OUT OF THE PURCHASED ASSETS; PROVIDED THAT THE FOREGOING SHALL NOT RELEASE ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT, ANY CLAIMS ARISING OUT OF OR RELATED TO THE FRAUD OF ANY OF THE PARTIES OR ANY RIGHTS UNDER APPLICABLE LAW THAT ACCRUE TO BUYER IN A PRIVATE SALE SOLELY under Article 9 of the UCC.

2.12.       Share Consideration.

(a)            The Share Consideration will be evidenced by direct book-entry registration only, without the issuance of certificates representing the Vireo Shares. Parent’s transfer agent shall document the terms, conditions and restrictions set forth in this Section 2.12.

(b)            The Share Consideration (A) will not require registration under the Securities Act, in reliance upon the exemption from registration requirements of Section 5 of the Securities Act as set forth in Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder, and such shares shall bear the legend set forth in Section 2.12(c) below with respect to United States restrictions on transfer, and (B) will be distributed pursuant to the exemption from the prospectus requirement set out in Section 2.12 of National Instrument 45-106 – Prospectus Exemptions, subject to a restricted period on resale set out in National Instrument 45-102 – Resale of Securities and the additional concurrent resale restriction imposed by the Exchange for a period of four (4) months, and such shares shall, until such time as the shares are not so restricted, bear a legend identical or similar in effect to the following legend with respect to Canadian restrictions on transfer:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE MSA DEPOSIT DATE].”

(c)            The Share Consideration shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and such Vireo Shares shall, until such time as the Vireo Shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any legend required by applicable Securities Laws to the extent such laws are applicable to the Share Consideration):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED, ABSENT AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE CORPORATION UNDER THE SECURITIES ACT, ONLY (A) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (B) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (C) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS; PROVIDED THAT (X) IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (B) ABOVE, A LEGAL OPINION MUST FIRST BE PROVIDED TO THE CORPORATION AND ITS TRANSFER AGENT STATING THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS AND (Y) IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C) ABOVE, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND ITS TRANSFER AGENT STATING THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.”

(d)            Agent consents (A) to the disclosure of certain information regarding it and the transactions contemplated by this Agreement to the Exchange, the Canadian Securities Regulators, the SEC, and any applicable United States state securities administrators, including as required to be included in applicable Exchange issuance forms and as required by applicable Securities Laws, including pursuant to the filing of an exempt distribution report, and as may be required by the Securities Laws in any filing with the SEC, the Exchange, the Canadian Securities Regulators, or other applicable securities regulators; and (B) to the collection, use and disclosure of its information by the Exchange, the SEC, applicable United States state securities administrators, the Canadian Securities Regulators, or other applicable securities regulators or as otherwise identified by the Exchange, the SEC, applicable United States state securities administrators, the Canadian Securities Regulators, or other applicable securities regulators, from time to time.

(e)            Agent authorizes the indirect collection of Personal Information (as that term is defined under applicable privacy legislation, including the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time and the policies of the Exchange) by the securities regulatory authority or regulator under the authority granted in the applicable Securities Laws for the purposes of the administration and enforcement of the securities legislation and confirms that Agent has been notified by Buyer or Parent that:

(i)            Buyer or Parent will be delivering the Personal Information, including information pertaining to Agent to be set out in Schedule 1 or 2 of the Form 45-106F1 – Report of Exempt Distribution (“ROED”), to the applicable securities regulatory authority or regulator;

(ii)            such Personal Information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it in applicable Securities Laws;

(iii)          such Personal Information is being collected for the purpose of the administration and enforcement of applicable Securities Laws of the local jurisdiction; and

(iv)          the title, business address and business telephone number of the public official in the local jurisdiction where the ROED is filed who can answer questions about the security regulatory authority’s or regulator’s indirect collection of the information is set out in Exhibit E attached hereto.

(f)             Following the Closing, with respect to the distribution of any portion of the Closing Share Consideration, as permitted under Applicable Law and in accordance with the terms of this Agreement and the Shares Escrow Agreement, the Parties agree any proposed holder of such distributed Closing Share Consideration (each a “Subscriber”) shall make the representations and warranties set forth on Exhibit F to Parent and Buyer prior to any such distribution.

3.            Closing.

3.1.          Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place via electronic exchange of signature pages, as promptly as practicable, but in no event later than the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Section 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as the Parties may mutually agree in writing. The date on which the Closing occurs is the “Closing Date.”

3.2.          Deliveries of the Company to Buyer. At the Closing, the Company shall deliver to Buyer the following (as applicable):

(a)            a bill of sale, the form of which is attached hereto as Exhibit C (the “Bill of Sale”), duly executed by the Company, transferring the Unencumbered Assets (other than the Leases) to Buyer;

(b)            an assignment and assumption agreement, the form of which is attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by the Company;

(c)            assignments of each of the Leases (collectively, the “Lease Assignments”), duly executed by the Company and the landlord thereunder; [***];

(d)            an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer (the “Intellectual Property Assignment”), duly executed by the Company, transferring all of the Company’s right, title and interest in and to the Acquired IP Assets;

(e)            the certificates required by Section 7.1(h)(i) through Section 7.1(h)(v);

(f)            copies of all notices provided in connection with the UCC Sale, including evidence of transmittal thereof;

(g)            a certificate from an officer of the Company (other than Green Brands), dated as of the Closing Date, confirming its waiver of any claims of lack of commercial reasonableness of the UCC Sale; and

(h)            such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and the Company, as may be required to give effect to this Agreement.

3.3.          Deliveries of Buyer or Parent to the Company. At the Closing, Buyer or Parent, as applicable, shall deliver to the Company the following:

(a)            the Bill of Sale, duly executed by Buyer, transferring the Purchased Assets to Buyer;

(b)            the Lease Assignments, each duly executed by Buyer;

(c)            the Assignment and Assumption Agreement, duly executed by Buyer;

(d)            the Intellectual Property Assignment, duly executed by Buyer; and

(e)            such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and the Company, as may be required to give effect to this Agreement.

3.4.          Deliveries of Agent to Buyer. At the Closing, Agent shall deliver to Buyer the following:

(a)            the Bill of Sale, duly executed by Agent, transferring the Encumbered Assets to Buyer;

(b)            the UCC termination and discharge statements and termination and discharge statements for filing with the U.S. Patent & Trademark Office, if applicable, and/or any other Governmental Body evidencing the termination and discharge of all Agent’s Encumbrances on the Purchased Assets; and

(c)            such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and Agent, as may be required to give effect to this Agreement.

3.5.          Deliveries of Buyer to Agent. At the Closing, Buyer or Parent, as applicable, shall deliver to Agent the following:

(a)            release of the Closing Share Consideration, in accordance with Section 2.5(c);

(b)            the Bill of Sale, duly executed by Buyer, transferring the Purchased Assets to Buyer; and

(c)            such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and Agent, as may be required to give effect to this Agreement.

4.            Representations and Warranties of the Company Parties. Except as set forth in the Schedules to this Agreement delivered by the Company Parties on the date of this Agreement and attached hereto, the Company Parties, jointly and severally, hereby represent and warrant to Agent and Buyer as of the date hereof, and at and as of the Closing Date, as follows:

4.1.           Organization and Authority. PharmaCann is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The entities comprising the Company are Colorado limited liability companies duly organized, validly existing and in good standing under the laws of the State of Colorado. Each Company Party has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and each other agreement contemplated hereby to which each such Company Party will be a party (the “Company Party Closing Documents”). The execution and delivery by each Company Party of this Agreement and the Company Party Closing Documents have been approved by all requisite corporate or limited liability company action, as applicable, of such Company Party. The Company has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by it and to carry on the Business as currently conducted. The Company is duly qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary.

4.2.           Enforceability. This Agreement constitutes, and the Company Party Closing Documents will constitute as of the Closing, the legal, valid and binding obligations of the Company Parties, enforceable against the Company Parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

4.3.           No Violation, Consents. The execution and delivery of this Agreement and each Company Party Closing Document by the Company Parties, and the performance of their obligations hereunder and thereunder, does not and will not (a) violate or conflict with any provision of the organizational documents of any Company Party, (b) except as set forth on Schedule 4.3, violate, or conflict with, or result in a material breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any Material Contract (as defined below) or Permit to which the Company is a party or by which the Company is bound or any material Contract or Permit to which PharmaCann is a party or by which PharmaCann is bound and (c) violate or conflict with any Applicable Law. Except as set forth on Schedule 4.3, to the Company’s Knowledge (as defined below), no Company Party is required to give any notice to or obtain any Consent from any Person in connection with the Company Parties’ execution and delivery of this Agreement or any of the Company Party Closing Documents, or the consummation or performance of the transactions contemplated hereby or thereby.

4.4.           Capitalization of the Company. PharmaCann directly or indirectly owns 100% of the issued and outstanding equity interests of the Company. There are no other equity securities of the Company outstanding, and there are no options, warrants, purchase rights, conversion rights, exchange rights or other agreements or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its equity interests or any other security to or in the name of any Person. Except for the applicable operating agreement of each entity comprising the Company, the equity securities of the Company are not subject to any voting agreement or other contract.

4.5.           Title. Except as set forth on Schedule 4.5, the Company is the owner of, and has good and marketable title to, all of the Purchased Assets, free and clear of all Encumbrances as of the Effective Date, and the transfer of the Purchased Assets hereunder will convey to Buyer good and valid title to, or a valid leasehold interest in, the Purchased Assets, free and clear of any Encumbrances. There are no other encumbrances, charges or restrictions on transfer on the Purchased Assets. By virtue of the UCC Sale, Agent’s Encumbrance on and in any of the Encumbered Assets, and all Encumbrances on any of the Encumbered Assets junior and/or subordinated thereto, shall be discharged by operation of UCC Section 9-617.

4.6.           Legal Proceedings. Except as set forth on Schedule 4.6, there is no pending or, to the Company’s Knowledge, threatened Proceeding by or against any Company Party (a) that relates to or may affect the Business or any of the Purchased Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. There are no Judgments currently outstanding involving or related to the Company (or any of its managers, officers or members in their capacities as such) or affecting the Business or any of the Purchased Assets. No Company Party has received notice of, nor, to the Company’s Knowledge, is there any pending or threatened investigation or regulatory action by any Governmental Body involving the Company or the Dispensaries.

4.7.           Compliance With Applicable Law; Governmental Authorizations.

(a)            Except as set forth on Schedule 4.7(a), to the Company’s Knowledge, the Company is, and for the last three (3) years has been, in compliance with Applicable Law in all material respects. No Company Party has received any written or, to the Company’s Knowledge, oral notice from a Governmental Body that alleges that the Company is not in compliance with Applicable Law, and the Company has not been subject to any adverse inspection, finding, investigation, penalty, assessment, suspension, revocation, audit or other compliance or enforcement action.

(b)            The Company has all Permits, Governmental Authorizations and Licenses reasonably necessary for the conduct of the Business, including the State Cannabis Licenses, each of which is listed on Schedule 4.7(b). The State Cannabis Licenses are valid and in full force and effect, and to the Company’s Knowledge, no Company Party is in breach or default under the State Cannabis Licenses or with respect to any renewal thereof. Any and all applications for renewal of the State Cannabis Licenses necessary for the conduct of the Business have been timely made. No written notices have been received by, and no claims have been pursued and/or filed or, to the Company’s Knowledge, threatened to be pursued and/or filed against, any Company Party alleging a material violation with respect to the State Cannabis Licenses, and to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, termination, lapse or limitation of the State Cannabis Licenses. To the Company’s Knowledge, there exists no grounds for revocation, suspension, termination, lapse or limitation of any of the State Cannabis Licenses and Permits. The State Cannabis Licenses and other Permits are in good standing, validly issued, and transferable to Buyer upon receipt of Regulatory Approvals (as defined below). All fees and charges with respect to the State Cannabis Licenses due through the date hereof have been paid in full and will be paid in full through the Closing.

4.8.           Dispensary Leases. The Company is not a party to any lease, license or sublease of real property other than the Leases set forth in Schedule 4.8(a). The Company has provided or caused to be provided to Buyer true and complete copies of the Leases, including all amendments, modifications, and supplements thereto. Except for the Leases set forth on Schedule 4.8(b), the Company is in material compliance with all terms and conditions of the Leases, and no event has occurred that, with or without notice or lapse of time, would constitute a material default under any Lease. To the Company’s Knowledge, the counterparty to each Lease is in material compliance with all terms and conditions thereof. All rent and other amounts due under the Leases have been paid when due, and no security deposits or other amounts are in dispute.

4.9.           Employees.

(a)            Schedule 4.9(a) contains a true, complete and correct list of each employee working at any Dispensary (each, an “Employee”), all of which are employed by PharmaCann USA Inc., a controlled Affiliate of PharmaCann (“PharmaCann Employer”). Except as listed on Schedule 4.9(a), each Employee may be terminated at will by his or her employer without penalty or any continuing obligations, including severance, except for any obligations to former employees under Applicable Law.

(b)            Except as set forth in Schedule 4.9(b) or as listed on Schedule 4.10, neither PharmaCann, the Company nor PharmaCann Employer has engaged any independent contractor to provide services at any Dispensary.

(c)            Except as set forth on Schedule 4.9(c), neither the Company, PharmaCann nor PharmaCann Employer is, nor has any of them ever been, a signatory to or otherwise bound by any collective bargaining agreement, union contract, memorandum or letter of understanding, project labor agreement or similar agreement with any trade union, labor organization or group with respect to the Dispensaries. Except as set forth on Schedule 4.9(c), neither the Company, PharmaCann nor PharmaCann Employer has any duty to bargain with any labor organization with respect to the Dispensaries, and there is no pending demand for recognition or demand from a labor organization for representative status with respect to any individual employed at the Dispensaries. There are no strikes, disputes, controversies, slowdowns, stoppages, boycotts or pickets in progress, pending or, to the Company’s Knowledge, threatened against or affecting the Dispensaries.

(d)            Neither PharmaCann nor PharmaCann Employer is delinquent in payments to any of the Employees for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such Employees. Each of the Company and PharmaCann has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment and applicable to the Employees, including those related to wages, hours, worker classification and collective bargaining. PharmaCann or PharmaCann Employer (as applicable) has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from the Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

4.10.         Material Contracts. Each of the Contracts to which the Company is a party or is bound and which involve payments to or from the Business in excess of $50,000 (the “Material Contracts”) are listed on Schedule 4.10. Each of the Contracts to which PharmaCann (only with respect to the Business) is a party or is bound and which involve payments to or from the Business in excess of $50,000 (the “PharmaCann Contracts”) are listed on Schedule 4.10. The Material Contracts are in full force and effect, and constitute legal, valid, binding and enforceable obligations against PharmaCann or the Company and, to the Company’s Knowledge, any other parties thereto. The Company Parties are in compliance in all material respects with all Material Contracts, and to the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to the Company’s Knowledge, threatened under any Material Contract.

4.11.         P&L Statements. Set forth on Schedule 4.11 is the unaudited consolidated profit and loss statement of the Company for the year ended December 31, 2024, and the unaudited consolidated profit and loss statement of the Company for the nine (9)-months ended September 30, 2025 (collectively, the “P&L Statements”). The P&L Statements are true and correct and have been prepared in accordance with GAAP, and fairly present in all material respects the profits and losses of the Company as of the date they were prepared and the results of the operations of the Company for the respective periods indicated, subject to (a) normal year-end adjustments, either individually or in the aggregate and (b) the absence of related notes with respect to the P&L Statements.

4.12.         Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 4.12, since December 31, 2024, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)            change in any method of accounting or accounting practice for the Business;

(b)            material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, Inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(c)            incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business;

(d)            transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the P&L Statements, except for the sale of Inventory in the ordinary course of business;

(e)            cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(f)            transfer or assignment of or grant of any license or sublicense under or with respect to any Owned Intellectual Property (as defined below) (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(g)            material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h)            acceleration, termination, material modification to or cancellation of any Material Contract or Permit;

(i)             capital expenditures which would constitute an Assumed Liability;

(j)             imposition of any Encumbrance upon any of the Purchased Assets;

(k)            except in the ordinary course of business, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements appropriately disclosed on Schedule 4.10 or as required by Applicable Law, (ii) change in the terms of employment for any Employee of the Business or any termination of any Employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(l)             adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) employee benefit plan, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(m)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(n)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(o)            any failure by the Company to pay on a timely and current basis (i.e., within sixty (60) days) any accounts or notes payable or any other obligations of the Company;

(p)            any failure by the Company to replenish Inventory or supplies in a normal and customary manner, or any purchase commitment by the Company other than in the ordinary course of their practice;

(q)            any issuance or transfer of any equity interests in the Company, declaration, reservation, payment or distribution of cash or other property with respect to any equity interests of the Company, or purchase, redemption or acquisition of any equity interests of the Company; or

(r)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.13.         Environmental Matters.

(a)            The Company has obtained all material Permits that are required in connection with the ownership or operation of the Company under Environmental Laws. All such Permits are properly in the name of the Company and are in full force and effect. The Company has provided Buyer with a true and correct copy of each such Permit.

(b)            The Company is and, except for matters which have been fully resolved, has been in compliance in all material respects with Environmental Laws, including all terms and conditions of all Permits issued under Environmental Laws. To the Company’s Knowledge, there are no facts, conditions, or circumstances that would prevent, interfere with or increase the costs of compliance in the future.

(c)            There are no pending or, to the Company’s Knowledge, threatened claims, suits, orders, or demands under any Environmental Law with respect to the Company or any real property currently owned or operated by the Company, nor, to the Company’s Knowledge, are there any facts, conditions, or circumstances that would reasonably be expected to form the basis of any such claim, suit, order, or demand. No facts are known to the Company Parties which could reasonably be expected to result in material liability to PharmaCann or the Company under Environmental Laws.

(d)            To the Company’s Knowledge, the execution and delivery of this Agreement shall not result in the imposition of any obligations on PharmaCann or the Company for investigation or cleanup of any real property under Environmental Laws.

(e)            To the Company’s Knowledge, no Hazardous Materials have been Released at, from, on or under any real property that has been owned or operated by the Company in the past five (5) years, or, to the Company’s Knowledge, at any other location in an amount or condition that could reasonably be expected to result in liability to the Company (or to Buyer after the Closing) under any Environmental Laws.

(f)            The Company has not assumed or provided an indemnity for the liability of any other Person arising under Environmental Laws.

(g)            The Company has made available to Buyer complete copies of all material environmental audits, reports, data, investigations, assessments, correspondence, studies, analyses, tests or monitoring related to the Company property and the operation of the Company that are in the possession, custody or reasonable control of the Company.

4.14.         Intellectual Property.

(a)            Schedule 4.14(a) lists: (i) all Intellectual Property owned by the Company with respect to the Business (“Owned Intellectual Property”) that is either (A) subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing or (B) used in or necessary for the Business but not subject to any issuance, registration, application or other filing by or with any Governmental Body or authorized private registrar, including all material unregistered trademarks; and (ii) all Intellectual Property owned by third parties that is licensed to the Company and used in or necessary for the Business (the “Licensed Intellectual Property” and, together with the Owned Intellectual Property and any other Intellectual Property necessary for the Business, the “Business Intellectual Property”). All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)            The Company owns or has sufficient right to use, exclusively or jointly with other Persons, all right, title and interest in and to the Business Intellectual Property.

(c)            To the Company’s Knowledge, the Business Intellectual Property and the operation of the business has not, does not and will not infringe, violate or misappropriate the Intellectual Property of any other Person. None of the Company Parties has received any written communication, and no Proceeding has been instituted, settled or, to the Company’s Knowledge, threatened that alleges any such infringement, violation or misappropriation of the Business Intellectual Property or the operation of the business as currently conducted and as expected to be conducted, and none of the Business Intellectual Property is subject to any outstanding Governmental Order. To the Company’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Business Intellectual Property.

4.15.         Privacy. Each of the Company Parties is and for the last five (5) years has been in material compliance with (a) all Applicable Laws and all of its internal and posted policies and procedures that relate to or govern the collection, storage, transfer (including any transfer across national borders) and/or use (“Processing”) of any personally identifiable information from any individuals, including any customers, prospective customers, employees and/or other third parties (collectively, “Personal Data”), (b) the Payment Card Industry Data Security Standards; and (c) all contractual obligations regarding the Processing of Personal Data. The Company Parties have taken commercially reasonable steps to protect Personal Data against loss and against unauthorized access or use in a manner that would violate the privacy rights of any Person under Applicable Law.

4.16.         Material Suppliers and Customers.

(a)            Schedule 4.16(a) sets forth with respect to the Business a list of the Company’s top ten (10) suppliers (by aggregate cost of supplies purchased from or services provided by such suppliers), for the fiscal year ended 2024.

(b)            Schedule 4.16(b) sets forth with respect to the Business a list of the Company’s point-of-sale and customer loyalty data for the fiscal year ended 2024.

4.17.         Brokers. Except as set forth on Schedule 4.17, neither the Company nor any of its respective Representatives has incurred any obligation or liability, contingent or otherwise for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

4.18.         Taxes.

(a)            The Company has filed all income and other material Tax Returns that it was required to file with respect to the Business and Purchased Assets. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby and are true, correct, and complete in all material respects. All income and other material Taxes due and owing by the Company with respect to the Business and the Purchased Assets have been timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business or Purchased Assets. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets. The Company has withheld and paid all Taxes required to have been withheld or paid, including in connection with amounts paid or owing to any employee, independent contractor or creditor of the Company, or other third party, in each case, with respect to the Business or Purchased Assets, and all information reporting requirements, including all Forms W-2 and 1099, required with respect thereto have been properly completed and timely filed.

(b)            There are no jurisdictions in which the Company is required to file a Tax Return with respect to the Business or Purchased Assets other than the jurisdictions in which the Company has filed such Tax Returns.

(c)            There is no, and has never been any, suit, proceeding, investigation, audit, dispute, assessment, or claim concerning any Tax liability of the Company with respect to the Business or Purchased Assets either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any of the directors and officers of the Company has knowledge.

(d)            The Company has not (i) requested or executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains outstanding, and no such waiver or consent is pending; (ii) applied for or received a ruling relating to Taxes which will be binding after the Closing; or (iii) requested or entered into a “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provision of state, local or foreign Tax law) with any Governmental Body, in each case, with respect to the Business or Purchased Assets.

(e)            The Company is not a party to any Tax indemnification, allocation, or sharing agreement with respect to the Business or Purchased Assets.

(f)            The Company is not involved in, subject to, or a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign income Tax purposes, and none of the Purchased Assets constitute equity or other ownership interest in any Person for Tax purposes.

(g)            The Company has not been a party to a “reportable transaction” or “listed transaction” as such terms are defined in Treas. Reg. § 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. law, in each case, with respect to the Business or Purchased Assets.

4.19.         Undisclosed Liabilities. To the Company’s Knowledge, the Company does not have any Liabilities with respect to the Business, except (a) those in the Schedules, and (b) those which have been incurred in the ordinary course of business consistent with past practice since September 30, 2025 (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of Material Contract, breach of warranty, tort, infringement or misappropriation, violation of Applicable Law or any Proceeding).

4.20.         Independence of Business Assets. Neither PharmaCann nor any of its Affiliates owns or has a right to use any Purchased Assets that are necessary for or useful to the operation of the Business. The Purchased Assets constitute all of the assets reasonably necessary to operate the Business in the ordinary course and consistent with past practice.

4.21.         No Other Representations and Warranties. Except for the representations and warranties contained in this Section 4 (including the related Schedules), and any Company Party Closing Documents, the Company Parties have not made and do not make any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the business of PharmaCann or the Company furnished or made available to Buyer and its representatives, or as to the future revenue, profitability or success of the business of the Company, or any representation or warranty arising from statute or otherwise in Applicable Law.

4.22.         Company’s Knowledge. Whenever a representation or warranty is made in this Agreement (including pursuant to Sections 4.1 through 4.20) on the basis of the Company Parties’ knowledge or to the best of the Company Parties’ actual knowledge (or similar words) (the “Company’s Knowledge”), such knowledge shall refer to the actual knowledge of Barry Jones, the Chief Restructuring Officer (the “Company Knowledge Party”), and such individual will be deemed to have “knowledge” of a particular fact or other matter only if such individual has actual knowledge after reasonable due inquiry.

4.23.         UCC Notice and Foreclosure. PharmaCann and the Guarantors (as defined in the Indenture), including the Company (other than Green Brands), have, pursuant to Section 9-624 of the UCC, waived their right to notification of the disposition of the Purchased Assets required under Section 9-611 of the UCC. By execution of this Agreement, PharmaCann and such Guarantors (a) consent to the sale and transfer of the Purchased Assets to Buyer on the terms and conditions set forth herein and (b) agree that the sale of the Encumbered Assets on the terms set forth herein is commercially reasonable.

5.            Representations and Warranties of Buyer and Parent. Except as set forth in the Schedules to this Agreement delivered by Buyer on the date of this Agreement and attached hereto, Buyer and Parent, jointly and severally, hereby represent and warrant to Agent and the Company Parties as of the date hereof, and at and as of the Closing Date, as follows:

5.1.           Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of British Columbia. Each of Buyer and Parent has the power and authority to execute and perform this Agreement and its obligations hereunder. The execution and delivery of this Agreement by Buyer and Parent, and the performance of Buyer and Parent’s obligations hereunder, have been authorized by all necessary actions of Buyer and Parent.

5.2.           Enforceability. This Agreement and each other agreement or instrument executed and delivered by Buyer or Parent at the Closing (collectively, the “Buyer Closing Documents”) have been or will be by the Closing duly authorized by all requisite actions on the part of Buyer or Parent, as applicable. This Agreement constitutes, and the Buyer Closing Documents will constitute as of the Closing, the legal, valid and binding obligation of Buyer and Parent, as applicable, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

5.3.           State Cannabis Qualifications. Buyer and Parent are in compliance in all material respects with all requirements of the State Cannabis Regulator with respect to the direct or indirect ownership of a cannabis dispensary license, including the State Cannabis Licenses. To the Buyer’s knowledge, there are no facts or circumstances with respect to Buyer or Parent or any director, manager or officer thereof that would reasonably be expected to: (a) result in a failure to obtain the Regulatory Approval of the State Cannabis Regulator; (b) cause Buyer to be ineligible to acquire or maintain any ownership interest in the Company; or (c) result in the risk of loss of the State Cannabis Licenses.

5.4.           Issuance of the Share Consideration. The subordinate voting shares in the capital of Parent issued or to be issued in respect of the Share Consideration are duly authorized and, when issued and delivered as directed by Agent upon the Closing in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances, other than as set forth in Section 2.5(c), and will be issued in compliance with Applicable Law. The issuance of the Share Consideration by Parent as described in this Agreement shall not give rise to any rights to acquire or receive by any Person, or otherwise obligate Parent to issue, any additional shares of its capital stock or any securities convertible or exchangeable for its capital stock or trigger any instruments containing anti-dilution or similar provisions applicable to Parent. The issuance of the Share Consideration by Parent as described in this Agreement shall not require the approval of the shareholders or other equityholders of Parent. Subject to the posting of the requisite notice by Parent promptly upon the execution of this Agreement with the Exchange on the requisite form for the issuance of the Share Consideration and the lapse of the corresponding five (5) trading days with no opposition by the Exchange, the MSA Deposit Amount (and the Excess Vireo Shares, if any) will also be listed and posted for trading with the Exchange under the symbol “VREO” at or prior to the Closing.

5.5.           Brokers or Finders. Neither Buyer, Parent nor any of their Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

5.6.           Legal Proceedings. There is no pending or, to the knowledge of Buyer, threatened Proceeding by or against Buyer or Parent that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.

5.7.           No Violation, Consents. The execution and delivery of this Agreement and each Buyer Closing Document by Buyer or Parent, as applicable, and the performance of its obligations hereunder and thereunder does not and will not (a) violate or conflict with any provision of the organizational documents of Buyer or Parent, (b) violate, or conflict with, or result in a material breach of any provision of, or constitute a material default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any Contract to which Buyer or Parent is a party or by which Buyer or Parent is bound, or (c) violate or conflict with any Applicable Law. Buyer and Parent are not required to give any notice to or obtain any Consent from any Person in connection with Buyer’s or Parent execution and delivery of this Agreement or any of the Buyer Closing Documents, or the consummation or performance of the transactions contemplated hereby or thereby. The approval by the shareholders or other equityholders of Buyer and Parent is not required in order for Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereby.

5.8.           Buyer’s Sophistication. Buyer has knowledge and experience in financial and business matters such that Buyer is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Buyer has had adequate opportunity to consult with its own attorneys, accountants and other professionals and advisors regarding the transactions contemplated by this Agreement and, to the extent necessary, Buyer has retained, at its own expense, and relied upon, such attorneys, accountants, professionals and advisors regarding the tax and legal merits, risks and consequences of the transactions contemplated by this Agreement.

5.9.           General Solicitation. Neither Buyer nor any other person or entity authorized by Buyer to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors, or “directed selling efforts” (as defined in Rule 902(c) of Regulation S of the Securities Act), with respect to offers or sales of the Share Consideration pursuant to this Agreement. Buyer has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Share Consideration sold pursuant to this Agreement for purposes of the Securities Act. None of Buyer, any of its officers or directors, any of its subsidiaries, or any Person acting on their behalf, and to the knowledge of Buyer, none of its Affiliates, has, directly or indirectly, made any offers or sales of any Buyer security or solicited any offers to buy any Buyer security, under circumstances that would adversely affect reliance by Buyer on Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated under the Securities Act for the exemption from registration for the transactions contemplated hereby.

5.10.         Bad Actors. None of Buyer, any predecessor or affiliated issuer of Buyer, any director, executive officer of the Company, or any promoter connected with Buyer in any capacity, is subject to any of the “bad actor” disqualification provisions of Rule 506(d)(1)(i-viii) of Regulation D under the Securities Act, except for a disqualification event covered by Rule 506(d)(2) or (d)(3).

5.11.         Canadian Securities Laws Securities and Exchange Compliance.

(a)            Parent is a “reporting issuer” in good standing under Canadian Securities Laws in the provinces of British Columbia, Alberta and Ontario. The Vireo Shares are listed and posted for trading on the Exchange and not on any other national securities exchange or marketplace (other than the trading of the Vireo Shares on the OTCQX tier of the OTC Markets). Parent is in compliance in all material respects with applicable Canadian Securities Laws and the applicable listing and corporate governance rules and regulations of the Exchange.

(b)            As of the date hereof, Parent has not taken any action to cease to be a reporting issuer in any province of Canada nor has Parent received notification from any Governmental Body seeking to revoke the reporting issuer status of Parent. No delisting, suspension of trading or cease trade or other order or restriction with respect to any Vireo Shares or any other securities of Parent is pending, in effect or, to the knowledge of Parent, has been threatened, or is expected to be implemented or undertaken, and Parent is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

6.            Covenants and Other Agreements.

6.1.           Conduct of Business by the Company Parties. From the date hereof through the earlier of consummation of the Closing and any earlier termination of this Agreement, the Company Parties, to the extent possible and applicable, agree as follows:

(a)            subject to the terms of the Management Services Agreement, conduct the Company’s (other than Green Brands’) business and operations in substantially the same manner as it is being operated on the Effective Date;

(b)            use its commercially reasonable efforts to maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date hereof, subject to reasonable or ordinary wear and tear;

(c)            pay all applicable Taxes as such Taxes become due and payable and file all Tax Returns required to be filed by the Company;

(d)            not (i) make, change, or rescind any material tax election, (ii) amend any Tax Return, (iii) extend or waive the limitation period applicable to any Tax claim or assessment, (iv) initiate discussions or examinations with any taxing authority, make any voluntary disclosures, or settle any Tax claim or assessment, or (v) take any other action with respect to the Business or Purchased Assets that could reasonably be expected to increase the Tax liability of Buyer (or its Affiliates) after the Closing;

(e)            not take, or omit to take, any action that would impair the validity or enforceability of the UCC Sale;

(f)            preserve and maintain all Permits required for, and Governmental Authorizations applicable to, the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(g)            pay the debts and other obligations of the Business when due;

(h)            continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(i)             continue in full force and effect without modification all Insurance Policies, except as required by Applicable Law;

(j)             defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(k)            perform all of its material obligations under all Assigned Contracts;

(l)             maintain the Books and Records in accordance with past practice;

(m)           comply with all Applicable Laws and prevailing industry practices applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(n)            not take or permit any action that would cause any of the changes, events or conditions described in Section 4.12 to occur; and

(o)            not take any other action that could reasonably be expected to have an adverse impact on Buyer (or its Affiliates) after the Closing with respect to the Business or Purchased Assets.

6.2.           Access to Information. From the date hereof until the Closing, following reasonable prior request by Buyer, the Company Parties shall: (i) afford Buyer and its Representatives full and free access to, and the right to inspect all of the properties, assets, premises, books and records, contracts, agreements, licenses and other documents and data related to the Company; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of PharmaCann and the Company to cooperate with Buyer in its investigation of the Company. After the Closing, PharmaCann will continue to work diligently to provide Buyer with materials described above to the extent that such materials are not provided to Buyer at or prior to the Closing.

6.3.           Notice of Developments. Each Party shall give prompt notice to the other Parties of: (a) the discovery by such Party of any breach by such Party of any of the representations, warranties and covenants made herein by such Party; and (b) any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.3 shall not be deemed to (i) modify the representations or warranties hereunder of the Party delivering such notice, (ii) modify the conditions set forth in Sections 7.1 through 7.3 or (iii) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

6.4.           Exclusivity. During the Term of this Agreement, each of the Company Parties agrees, and shall cause its Representatives, not to, directly or indirectly, (a) solicit, facilitate or initiate, or encourage the submission of, proposals, inquiries or offers relating to; (b) respond to any submissions, proposals, inquiries or offers relating to; (c) participate or engage in any negotiations or discussions with any Person relating to; (d) otherwise cooperate in any way with, or facilitate in any way, any Person, other than Buyer, relating to; or (e) enter into any agreement or agreement in principle in connection with, any acquisition, merger, business combination, recapitalization, consolidation, liquidation, dissolution, disposition or similar transaction involving the Company or the State Cannabis Licenses, or any issuance, acquisition, sale or transfer of any securities or any substantial portion of the assets of the Company (including the State Cannabis Licenses).

6.5.           Filings; Consents.

(a)            From and after the date hereof, each of the Parties shall use its commercially reasonable best efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to satisfy the conditions to the Closing to be satisfied by it, to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain the Regulatory Approvals (as further described in Section 6.5(b) below) and any other third-party consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any Applicable Law; provided that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to any non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, further, that the Parties shall confer on a regular basis to keep each other informed with respect to the status of the Regulatory Approval and any other matter pertaining to the business of the Company or the transactions contemplated hereby. Buyer shall be solely responsible for the payment of all application and transfer fees necessary to obtain any such approvals required hereunder, as set forth on Schedule 6.5(a) (“Consent and Transfer Fees”).

(b)            Promptly upon execution of this Agreement, the Parties shall: (i) submit this Agreement to the State Cannabis Regulator and each applicable local Governmental Body for review and approval; (ii) promptly provide all information requested by or required to be submitted to the State Cannabis Regulator or any other Governmental Body in connection with this Agreement or any of the other transactions contemplated by this Agreement; and (iii) promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the State Cannabis Regulator or any other Governmental Body (including any necessary approvals needed from the applicable Local Cannabis Regulator) in connection with the consummation of the Closing and the transactions contemplated by this Agreement (the “Regulatory Approvals”).

(c)            Promptly upon execution of this Agreement, Buyer and Parent shall post and file the requisite notice with the Exchange on the requisite form for the Share Consideration and use commercially reasonable best efforts to promptly take, and cause its officers and directors to take, all other actions and steps necessary to obtain any clearance or approval required to be obtained from the Exchange to issue and list the Share Consideration in the MSA Deposit Amount on the MSA Deposit Date and, if applicable, the Excess Vireo Shares, after final determination of the Closing Adjustment, prior to or upon the release of the Share Consideration at the Closing and to otherwise obtain the Exchange Approval. Buyer shall be solely responsible for payment of all fees necessary to obtain the Exchange Approval (“Exchange Approval Fees”).

(d)            Each Party shall: (i) give the other Parties prompt notice of the commencement or threat of any investigation, action or legal proceeding by or before any Governmental Body with respect to this Agreement or any of the other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such investigation, action or legal proceeding; and (iii) promptly inform the other Parties of any communication to or from any Governmental Body regarding this Agreement or any of the other transactions contemplated by this Agreement.

6.6.           Employee Matters.

(a)            No later than five (5) Business Days prior to the Closing, Buyer or an Affiliate of Buyer shall extend written offers of employment or service to the Employees that Buyer, in its sole discretion, decides to hire, which, in each case, if such employment is accepted, will become effective as of the Closing (the “Hired Employees”); provided, however, that such offers of employment will be contingent on such individuals passing all customary background checks and completing such other requirements in Buyer’s sole discretion. Neither Buyer nor its Affiliates are obligated to extend offers of employment to the Employees, nor are they required to hire such individuals. Subject to Applicable Law, the Company Parties shall cause Buyer to have reasonable access to the facilities and personnel records (including, without limitation, performance appraisals, disciplinary actions, and grievances) of the Employees for the purpose of preparing for and conducting employment interviews with any or all of the Employees and will conduct interviews in an expeditious manner prior to the Closing Date. The Company Parties and their respective Affiliates will reasonably cooperate with Buyer in making the Employees available for interviews.

(b)            Buyer (or its Affiliate(s), as applicable) will set its own initial terms and conditions of employment for the Hired Employees and others that it may hire, including work rules, salary, wage structure and benefits, all as permitted by Applicable Law. Neither Buyer nor any of its Affiliates is obligated to assume any collective bargaining agreements or Employee Plans under this Agreement. On the Closing Date, PharmaCann will cause PharmaCann Employer to terminate the employment and service of all of the Hired Employees with the Company, and PharmaCann shall be responsible for any contractual severance payment obligations (as applicable), and such Hired Employees shall then become employees of Buyer, in accordance with the employment terms set forth in such employment documents.

(c)            In connection with extending such offers of employment, Buyer (or the applicable Affiliate thereof) shall: (i) to the greatest extent possible under any applicable welfare benefit plans, give each Hired Employee service credit for the purpose of eligibility and vesting under such welfare benefit plans for his, her or their period of service as an Employee at the Dispensaries prior to the Closing; and (ii) assume liability for any amounts accrued but not yet paid to any Hired Employee for vacation pay, sick pay, paid time off and/or leave of absence, including those Liabilities set forth on Schedule 6.6(c) (“Hired Employee Accrued Liabilities”).

(d)            It is understood and agreed that (i) Buyer’s express intention to extend offers of employment as set forth in this Section 6.6 will not constitute a Contract (express or implied) on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer (or its Affiliates) may establish pursuant to individual offers of employment and (ii) employment offered by Buyer (or its Affiliates) is “at will,” and after the Closing Date, all Hired Employees will remain at-will employees and the employment of such Hired Employees may be terminated by Buyer (or its Affiliates) or by the Hired Employee at any time for any reason (subject to any written commitments to the contrary made by Buyer and the Hired Employee and Applicable Laws governing employment). For the avoidance of doubt, nothing in this Agreement or any document delivered in connection herewith will be deemed to prevent or restrict in any way the right of Buyer or any Affiliate thereof to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Hired Employees.

6.7.            Further Assurances. Subject to the terms and conditions hereof, each of the Parties shall use commercially reasonable best efforts (without further consideration being payable) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to the extent permitted under Applicable Law to consummate and give effect to the transactions contemplated hereby. Without limiting the generality of the foregoing, Agent and the Company Parties shall from time to time when reasonably requested by Buyer, including after the Closing, and at Buyer’s sole expense to reimburse any out-of-pocket expenses incurred by Agent and the Company Parties in connection therewith, promptly take further action or execute and deliver, or cause to be executed and delivered, to Buyer or its designees all such customary documents reasonably necessary or advisable to vest in Buyer all right, title and interest in and to the Purchased Assets, or to effect Buyer’s assumption of the Assumed Liabilities hereunder, in accordance with this Agreement and the other agreements contemplated hereunder.

6.8.           Books and Records.

(a)            In order to facilitate the resolution of any claims made against or incurred by the Company Parties prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)            retain the Books and Records relating to periods prior to the Closing in a manner reasonably consistent with its generally applicable record retention practices; and

(ii)           upon reasonable notice, afford the Company Parties’ Representatives reasonable access (including the right to make, at the Company Party’s expense, photocopies), during normal business hours, to such Books and Records.

(b)            In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, each of PharmaCann and the Company shall use its commercially reasonable best efforts to, until completing their wind-down of the Company’s operations:

(i)            retain any Excluded Books and Records; and

(ii)            upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Excluded Books and Records.

(c)            Neither Buyer, nor Parent, nor the Company Parties shall be obligated to provide the other Party(ies) with access to the Books and Records pursuant to this Section 6.8 where such access would violate any Applicable Law or privilege.

6.9.          Transfer Taxes. Buyer shall pay when due, all sales, use, transfer, stamp, franchise or similar Taxes, documentary charges, recording fees, or similar Taxes, charges and fees imposed with respect to the transactions contemplated hereby (collectively, “Transfer Charges”) as set forth on Schedule 6.5(a). All other Transfer Charges shall be borne equally by Buyer and the Company Parties. The Party required by Applicable Law shall, at its sole expense, file all necessary Tax Returns and other documentation required with respect to any such Taxes. The Parties will cooperate in good faith to minimize any such Taxes that may be due, including filing for any applicable exemptions or relief that may be available. PharmaCann shall be solely responsible for all real property taxes and assessments with respect to the Dispensaries for periods prior to and including the MSA Effective Date.

6.10.         Bulk Sales Laws. The Parties hereby agree to reasonably cooperate to satisfy the requirements of Colorado bulk sales laws with respect to the transactions contemplated by this Agreement, including those provided under C.R.S. § 39-26-117. Tax clearance certificates or other receipt evidencing payment of taxes due, as described in C.R.S. § 39-26-117, that are required may be obtained after the Closing; provided that the Company Parties, in the event that the certificate or receipt is obtained after the Closing, from and after the Closing, will cooperate with Buyer and take all actions necessary (including the filing of final returns), and pay all payments, fines, taxes, or assessments, in each case, that are required to obtain such certificates. The Parties acknowledge and agree that the covenants and agreements set forth in this Section 6.10 are to be performed after the Closing and will survive the Closing.

6.11.         Release. Each Company Party does hereby, and each such Company Party agrees to cause its Affiliates, successors and assigns and any other person or entity claiming by, through or under any of the foregoing to (and on behalf of each of them the undersigned does hereby), effective as of, and contingent upon, the Closing, unconditionally and irrevocably release, waive and forever discharge Buyer, each of its predecessors and successors and each of their respective past, directors, managers, officers, employees, agents, assigns, shareholders, partners, insurers, subsidiaries and Affiliates from any and all claims, demands, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the Closing Date, which, for the avoidance of doubt, includes any and all claims of breach and causes of action arising with respect to the Business or the Purchased Assets, but excludes any of the Company Parties’ rights expressly set forth in this Agreement (or the exhibits thereto) or in any Ancillary Agreement. WITHOUT LIMITING THE FOREGOING, EACH COMPANY PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, SUCCESSORS AND ASSIGNS) EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY ANY APPLICABLE STATUTE IN THE CONTEXT OF A GENERAL RELEASE, WHICH STATUTE GENERALLY PROVIDES FOR THE FOLLOWING: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MAY HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” THE COMPANY PARTIES ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ THE FOREGOING WAIVER AND GENERAL RELEASE AND UNDERSTAND ITS CONTENTS. The Company Parties represent and warrant that (a) there are no Encumbrances, or claims of Encumbrance, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein, (b) the Company Parties have not transferred or otherwise alienated any such claims or causes of action and (c) the Company Parties are fully authorized and entitled to give the release specified in this Section 6.11.

6.12.         Public Announcements; Confidentiality.

(a)            Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

(b)            From and after the Closing, the Company Parties and Agent shall hold, and shall use their commercially reasonable best efforts to cause their respective Affiliates and Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets or the Assumed Liabilities, except to the extent that the Company Parties or Agent can show that such information: (i) is generally available to and known by the public through no fault of the Company Parties or Agent; or (ii) is lawfully acquired by the Company Parties or Agent from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) subject to the remainder of this paragraph, is required by Applicable Law or legal process to be disclosed. If the Company Parties or Agent or any of their respective Affiliates or Representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, the Company Parties or Agent shall promptly notify Buyer in writing and shall disclose only that portion of such information that the Company Parties or Agent is advised by its counsel in writing is legally required to be disclosed; provided that the Company Parties or Agent reasonably cooperates with Buyer, at Buyer’s expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.13.         Non-Continuing Dispensaries. At the Closing, the Company Parties shall (a) cease and wind down all of the operations of the Non-Continuing Dispensaries and (b) transfer the Non-Continuing Dispensary Personal Property to Buyer. The Company Parties shall not sell or otherwise transfer to any Party (other than Buyer) the State Cannabis Licenses with respect to the Non-Continuing Dispensaries.

6.14.         Resale of Share Consideration. Buyer and Parent shall take such commercially reasonable actions as may be reasonably requested by a Subscriber to facilitate any resale of the Share Consideration in compliance with Regulation S, including, without limitation, providing issuer or counsel certifications or any legal opinions customarily required by Buyer’s transfer agent. Buyer shall not take any action that would reasonably be expected to preclude the availability of Regulation S for the resale of the Share Consideration by a Subscriber. In addition, upon expiry of the prescribed restricted period, Buyer and Parent shall take such actions as may be reasonably required by a Subscriber or the Parent’s transfer agent to remove the legend prescribed in Section 2.12(b) with respect to the Share Consideration.

6.15.            Financial Statements. Prior to the Closing, the Company shall have delivered to Buyer the unaudited balance sheet of the Company for the year ended December 31, 2024, and the unaudited balance sheet of the Company for the nine (9)-months ended September 30, 2025, each in a form reasonably satisfactory to Buyer.

7.             Conditions to Closing; Termination.

7.1.          Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which Buyer may waive in writing at their sole and absolute discretion:

(a)            Representations and Warranties. Each of the representations and warranties made by the Company Parties in this Agreement shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)           Covenants. Agent and the Company Parties shall have duly performed in all material respects all of the covenants, acts and undertakings required to be performed by them prior to the Closing under this Agreement.

(c)            No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted before any Governmental Body to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

(d)            Consents and Notices. All consents, approvals, and waivers of any Person necessary or desirable to the consummation of the Closing and the transactions contemplated hereunder shall have been obtained, and all notices to any Person necessary or desirable to the consummation of the Closing and the transactions contemplated hereunder shall have been delivered including those listed on Schedule 7.1(d). A copy of each such consent, approval, waiver or notice shall have been provided to Buyer, and all such consents, approvals, waivers and notices shall be in a form reasonably acceptable to Buyer.

(e)            Regulatory Approval. Without limiting the foregoing, all Regulatory Approvals, including all state and local licensing requirements, shall have been obtained. A copy of each Regulatory Approval shall have been provided between the Parties.

(f)            Exchange Approval. The Exchange Approval shall have been obtained.

(g)            No Material Adverse Effect. From the date hereof, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(h)            Company Closing Deliveries. The Company shall have delivered to Buyer the items set forth in Section 3.2 and the following:

(i)            Officer’s Certificate. A certificate from an executive officer of the Company, dated as of the Closing Date, certifying that attached thereto are true and correct copies of such entity’s articles of organization, operating agreement and any amendments thereto to date, as well as (A) the resolutions duly adopted by the members and/or managers of the Company authorizing the Company’s execution, delivery and performance of this Agreement, and (B) the resolutions duly adopted by the board of directors of PharmaCann authorizing PharmaCann’s execution, delivery and performance of this Agreement.

(ii)           Good Standing Certificate. A certificate of good standing for the Company issued by the Secretary of the State of Colorado, dated within ten (10) business days prior to the Closing Date.

(iii)          Compliance Certificate. A certificate executed by PharmaCann and the Company, dated as of the Closing Date, certifying compliance with Sections 7.1(a), 7.1(b) and 7.1(c) in a form reasonably acceptable to Buyer.

(iv)          Form W-9. A properly completed and duly executed IRS Form W-9 from each of the Company and PharmaCann.

(v)           Other Agreements. All other agreements, certificates, instruments, or documents reasonably requested by Buyer in order to fully consummate the transactions contemplated hereby and to carry out the purposes and intent of this Agreement.

(i)             Agent Closing Deliveries. Agent shall have delivered to Buyer the applicable items set forth in Section 3.4 and the following:

(i)            Form W-9. A properly completed and duly executed IRS Form W-9 from Agent.

(j)             Closing Date Deposit Return. Agent shall have returned the Closing Date Deposit Return to Buyer.

7.2.            Conditions Precedent to Obligations of the Company Parties. The obligation of the Company Parties to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which the Company Parties may waive in writing at their sole and absolute discretion:

(a)            Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)            Covenants. Agent and Buyer shall have duly performed in all material respects all of the covenants, acts and undertakings required to be performed by them prior to the Closing.

(c)            No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

(d)            Buyer Closing Deliveries. Buyer shall have delivered to the Company the applicable items set forth in Section 3.3.

7.3.            Conditions Precedent to Obligations of Agent. The obligation of Agent to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which Agent may waive in writing at the direction of the Required Noteholders:

(a)            Base Valuation of Share Consideration. Parent shall have delivered unconditional and irrevocable written instructions, countersigned by Agent, to the Shares Escrow Agent to release the Closing Share Consideration to Agent (or its written designees) in accordance with Section 2.5 and Shares Escrow Agent shall have confirmed and accepted receipt for immediate action of such written instructions.

(b)            Representations and Warranties. Each of the representations and warranties made by the Company Parties and Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(c)            Covenants. The Company Parties and Buyer shall have duly performed in all material respects all of the covenants, acts and undertakings required to be performed by them prior to the Closing.

(d)            No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

(e)            Buyer Closing Deliveries. Buyer shall have delivered to Agent the applicable items set forth in Section 3.5.

7.4.            Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a)            Agent (on behalf of, and in consultation with, and at the written direction of, the Required Noteholders), Buyer and the Company Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b)            If Buyer is not then in material breach under this Agreement, Buyer may terminate this Agreement by giving written notice to Agent and the Company Parties at any time prior to the Closing in the event that any of Agent or the Company Parties has materially breached any of their respective representations, warranties or covenants contained in this Agreement; provided that Buyer has notified Agent and the Company Parties of the breach and the breach has continued without cure for a period of fifteen (15) Business Days after the notice of breach.

(c)            If Agent or any of the Company Parties is not then in material breach under this Agreement, Agent (on behalf of, and in consultation with, and at the written direction of the Required Noteholders) or any of the Company Parties may terminate this Agreement by giving written notice to Buyer and the other Parties, as applicable, at any time prior to the Closing in the event that Buyer has materially breached any of its representations, warranties, or covenants contained in this Agreement; provided that Agent or the applicable Company Party, as applicable, has notified Buyer of the breach and the breach has continued without cure for a period of fifteen (15) Business Days after the notice of breach.

(d)            Any Party may terminate this Agreement in the event that: (i) there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal, unauthorized or otherwise prohibited; (ii) any Governmental Body with legal and valid jurisdiction over such matters shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable; (iii) the State Cannabis Regulator does not approve or objects to the transfer of the Purchased Assets to Buyer as contemplated by this Agreement, and after the Parties’ good faith efforts to work with the State Cannabis Regulator and each other, they are unable to come to an agreement on a mutually agreeable method of transferring ownership and control of the Purchased Assets to Buyer that will be approved by the State Cannabis Regulator; or (iv) the Closing does not occur on or before June 1, 2027 (the “Outside Date”), which Outside Date shall be extended by up to an additional one hundred eighty (180) days while the Parties are seeking Regulatory Approvals in good faith. Notwithstanding anything to the contrary set forth in this Section 7.4(d), Buyer shall have no right to terminate this Agreement pursuant to this Section 7.4(d) if such rejection of a Regulatory Approval is a result of Buyer’s actions, failure to act, or ineligibility or lack or suitability to be approved for such transfer and ownership.

7.5.           Effect of Termination.

(a)            If this Agreement is terminated prior to the Closing in accordance with Section 7.4, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for provisions set forth in this Section 7.5 and Section 9.

(b)            If this Agreement is terminated in accordance with Section 7.4(b), the Deposit shall be returned by Agent to Buyer in full within three (3) Business Days after termination of this Agreement and, in the case of termination after the MSA Deposit Date, any Share Consideration in the Shares Escrow Account (including, for the avoidance of doubt, the MSA Deposit Amount and the Excess Vireo Shares, if any) shall be returned to Parent.

(c)            If this Agreement is terminated in accordance with Section 7.4(c), (i) in the case of termination prior to the MSA Deposit Date, the Deposit shall be deemed paid by Buyer to Agent and shall otherwise be non-refundable, and (ii) in the case of termination after the MSA Deposit Date, (A) the Deposit shall be deemed paid by Buyer to Agent and shall otherwise be non-refundable and (B) 1,388,889 Vireo Shares of the MSA Deposit Amount in the Shares Escrow Account shall be deemed issued and registered (as directed by Agent) and shall otherwise be released to Agent (or, following expiration of the four (4)-month restricted holding period, to its written designees) in accordance with the terms of the Shares Escrow Agreement, and (C) the remaining 89,351,852 Vireo Shares of the MSA Deposit Amount in the Shares Escrow Account shall be returned to Parent.

(d)            If this Agreement is terminated in accordance with Section 7.4(d), (i) the Deposit shall be deemed paid by Buyer to Agent and shall otherwise be non-refundable, and (ii) any Share Consideration in the Shares Escrow Account (including, for the avoidance of doubt, the MSA Deposit Amount and the Excess Vireo Shares, if any) shall be returned to Parent.

(e)            No termination of this Agreement shall relieve any Party of liability for Fraud or its intentional breach or violation of this Agreement.

7.6.           Reinstatement. Notwithstanding any term to the contrary herein, in the event the transactions contemplated hereby are, or are deemed for any reason to be, void, voidable, rescinded or annulled at any time prior to the Closing, then Agent’s agreement to release any of its Encumbrances, or to deem or treat any of the obligations under the Senior Secured Notes to the Noteholders as paid, shall be null and void and of no further force and effect, and neither Agent nor Buyer shall have any further liability to each other, and Agent’s Encumbrance on, and claims and rights with respect to, the Encumbered Assets shall be reinstated as of the date of this Agreement as though such Encumbrances had never been released. In the event that the transactions contemplated hereby are, or are deemed for any reason to be, void, voidable, rescinded or annulled at any time prior to the Closing, Parent shall be entitled, without the consent or further action of the Company Parties or Agent, to receive all Vireo Shares held in the Shares Escrow Account.

8.             Indemnification.

8.1.            Survival. Subject to the limitations and other provisions of this Agreement, except in the case of Fraud, (a) the representations and warranties of the Company Parties and Agent set forth in this Agreement (and in any certificate, document or instrument delivered in connection with this Agreement) shall terminate effective as of the Closing and shall not, for any purpose, survive the Closing and (b) the indemnification obligations set forth in this Section 8 shall survive for twelve (12) months.

8.2.            Indemnification by the Company. Subject to the limitations in Section 8.3, the Company Parties shall, jointly and severally, indemnify, defend and hold harmless Buyer, its Affiliates and its and their Representatives (collectively, the “Indemnified Parties”) against, and reimburse any Indemnified Party for, all Losses incurred by such Indemnified Party, based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy or breach of any representations or warranties made by the Company Parties in this Agreement or any Ancillary Agreement;

(b)            any breach or failure by the Company Parties to perform any of their covenants or obligations contained in this Agreement or any Ancillary Agreement; and

(c)            any of the Excluded Assets or Excluded Liabilities.

8.3.           Limits on Indemnification by the Company Parties. Notwithstanding any other provision to the contrary, except in the case of Fraud, the Company Parties (a) shall not be liable to any Indemnified Party in respect of the indemnification under Section 8.2(a) until the aggregate amount of all such Losses exceeds Four Hundred Fifty Thousand Dollars and 00/100 Cents ($450,000.00) (the “Deductible”) and (b) shall not be liable to any Indemnified Party in respect of the indemnification under Section 8.2(a) in excess of Three Million Nine Hundred Twenty Thousand Dollars and 00/100 Cents ($3,920,000.00) in the aggregate to all Indemnified Parties (the “Cap”).

8.4.           Notification of Third-Party Claims to the Company Parties.

(a)            If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Company Parties are obligated to provide indemnification under this Agreement, the Indemnified Party shall give PharmaCann (on behalf of itself and the Company) reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Company Parties of their indemnification obligations, except and only to the extent that the Company Parties forfeit rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. PharmaCann (on behalf of itself and the Company) shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at PharmaCann’s expense and by PharmaCann’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that PharmaCann (on behalf of itself and the Company) shall not have the right to defend or direct the defense of any such Third-Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (ii) asserts criminal liability against the Indemnified Party (iii) seeks an injunction or other equitable relief against the Indemnified Party. If PharmaCann (on behalf of itself and the Company) assumes the defense of any Third-Party Claim, subject to Section 8.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; provided that PharmaCann (on behalf of itself and the Company) shall not settle or compromise any Third-Party Claim without the consent of the applicable Indemnified Party unless such settlement or release contains a full and complete release of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it, subject to PharmaCann’s right to control the defense thereof, and the fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If PharmaCann (on behalf of itself and the Company) elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.4(b), pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. PharmaCann (on behalf of itself and the Company) and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions herein) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)            Notwithstanding any other provision of this Agreement, the Indemnified Party shall not enter into settlement of any Third-Party Claim without the prior written consent of PharmaCann (on behalf of itself and the Company), not to be unreasonably withheld or delayed.

8.5.            Order of Recovery. If Buyer, Parent or any of their respective Affiliates is the Indemnified Party, then the amount of any Loss shall be recovered in the following order: (a) first, a number of Vireo Shares up to, but not to exceed, the Share Holdback, shall be released from the Shares Escrow Account to Parent in accordance with the terms herein; and (b) second, the remaining amount of such Loss, if any, in excess of the Share Holdback may be recovered directly from the Company Parties, jointly and severally, pursuant to the dispute resolution provisions set forth herein.

8.6.            Share Holdback Release. The Share Holdback shall be released as follows:

(a)            Automatic Release. On the date that is nine (9) months after the Closing Date (the “Share Holdback Release Date”), the Shares Escrow Agent shall automatically release the Share Holdback to Agent (or its written designees), upon its written instructions, in accordance with the terms of the Shares Escrow Agreement, unless Buyer has provided written notice to the Shares Escrow Agent and Agent of a pending indemnification claim pursuant to this Section 8 prior to such date.

(b)            Pending Claims. If Buyer (on behalf of the Indemnified Party) has provided a written notice of an indemnification claim prior to the Share Holdback Release Date, then (i) the portion of the Share Holdback equal to the amount of such pending claim (calculated by dividing the claimed Loss amount by the Vireo Share Price) shall continue to be held in the Shares Escrow Account until such claim is finally resolved in accordance with this Section 8, and (ii) any remaining portion of the Share Holdback not subject to such pending claim shall be released to Agent on the Share Holdback Release Date.

(c)           Final Resolution. Upon final resolution of any pending indemnification claim, (i) any portion of the Share Holdback determined to be payable to an Indemnified Party shall be released to Parent and (ii) any remaining portion of the Share Holdback shall be released to Agent (or its written designees), in each case, in accordance with the terms of the Shares Escrow Agreement.

(d)            “Share Holdback” means 1,851,852 Vireo Shares (for the avoidance of doubt, such amount equal to One Million Dollars and 00/100 ($1,000,000.00) divided by the Vireo Share Price (rounded up to the nearest whole number)).

8.7.            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Base Valuation of the Share Consideration for Tax purposes, unless otherwise required by Applicable Law.

9.            Miscellaneous.

9.1.            Expenses. Except as specifically set forth herein and below, each Party (except Agent) shall pay all of the costs and expenses (including Advisor Fees) incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith) and in consummating the transactions contemplated hereby. PharmaCann shall bear all of the expenses and legal fees incurred, if any, by Agent in connection with this Agreement and the transactions contemplated hereunder. Buyer shall be solely responsible for payment of Transfer Charges and Consent and Transfer Fees set forth on Schedule 6.5(a) and Exchange Approval Fees.

9.2.            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given when delivered by electronic mail to the address below. All communications shall be sent to the Parties and other entities listed below, at the email address as set forth below, or to such email address or address as subsequently modified by written notice given in accordance with this Section 9.2:

If to any Company Party or (prior to the Closing), the Company, to:

 PharmaCann Inc.

 Email:                legal@pharmacann.com

 Attention:        Mackenzie Wilcox, General Counsel

With a copy (which shall not constitute notice) to:

 Goodwin Procter LLP

 Email:                anicas@goodwinlaw.com; dhoehne@goodwinlaw.com

 Attention:        Alexander Nicas, Esq.; Debora Hoehne, Esq.

If to Buyer or (following the Closing) the Company, to:

 Vireo Health, Inc.

 Email:                seanapfelbaum@vireohealth.com

 Attention:        Sean Apfelbaum

With a copy (which will not constitute notice) to:

Eversheds Sutherland (US) LLP
999 Peachtree Street, NE, Suite 2300
Atlanta, GA 30309-3996

 Email:                ChrisRosselli@eversheds-sutherland.com

Attention:        Christopher Rosselli

If to Agent, to:

Argent Institutional Trust Company

5901 Peachtree Dunwoody Road, Suite C495

Atlanta, Georgia 30328

Attention:        Debra Schachel

Email:                dschachel@argentfinancial.com

With a copy (which will not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, NY 10036

Attention:        Nina Varughese; Ronald Sarubbi & Tina Moss

Email:                NVarughese@perkinscoie.com

                          RSarubbi@perkinscoie.com; TMoss@perkinscoie.com

9.3.            Entire Understanding; Amendments. This Agreement, together with the exhibits and schedules hereto and the Ancillary Agreements, and the other documents, certificates, agreements and other instruments delivered in connection with the transactions contemplated hereby, states the entire understanding among the Parties with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements with respect to the subject matter hereof. This Agreement shall not be amended or modified except in a written document signed by Agent (on behalf of, and in consultation with, and at the written direction of, the Required Noteholders), Buyer and the Company Parties.

9.4.            Parties in Interest; Assignment; No Waivers; No Third-Party Rights. This Agreement shall bind, benefit, and be enforceable by the Parties and their respective successors, legal representatives and assigns, heirs, executors, administrators and personal representatives. No Party may assign this Agreement or its obligations hereunder without the prior written consent of all other Parties; provided, however, that Buyer may assign this Agreement, in whole or in part, (a) to one or more of its controlled Affiliates (and for avoidance of doubt, may designate one or more controlled Affiliates to acquire any of the Purchased Assets or assume the Assumed Liabilities), (b) to a third-party financing source solely as a collateral security or (c) to a successor or acquirer of Buyer or of all or substantially all of Buyer’s business that has, on a pro forma basis after giving effect to such merger or acquisition, a net worth, capital base or tangible equity of at least one dollar ($1) greater than that of Buyer as of the date of assignment, in each case, upon written notice to the Company Parties and Agent and so long Agent receives the Closing Share Consideration at the Closing in accordance with the terms herein; provided, further, that, prior to the Closing, Buyer and Parent shall remain obligated for their respective obligations under this Agreement.

9.5.            Further Assurances. At any time and from time to time after the Closing Date, at the request of a Party and without further consideration, the other Parties shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as such Party may reasonably request, in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement; provided that Buyer shall reimburse Agent and the Company Parties for any reasonable and documented out-of-pocket expenses incurred in connection therewith.

9.6.            Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, and the Parties agree that this Agreement shall be reformed to replace such unenforceable provisions with a valid and enforceable provision that comes as close as possible to expressing the intent of the unenforceable provision.

9.7.            Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.8.            Governing Law; Venue. This Agreement and the respective rights and obligations of the Parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Colorado without regard to choice of law principles. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby must be instituted in the courts of the State of Colorado, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute.

9.9.            WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.10.          Specific Enforcement; Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

9.11.          Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any “Applicable Law” means such Applicable Law, as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (i) references to articles, sections, schedules and exhibits means articles and sections of, and schedules and exhibits attached to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.12.          Non-Recourse. Except in cases of Fraud, no past, present or future director, officer, employee, incorporator, manager, member, partner or equityholder of Agent, the Company Parties or Buyer shall have any liability for any obligations or liabilities of Agent, the Company Parties or Buyer under this Agreement or any agreements executed in connection therewith or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

9.13.          Federal Illegality of Cannabis. The Parties hereby acknowledge that they are aware of and fully understand that despite the laws of the State of Colorado and the terms and conditions of this Agreement, the possession, manufacture and sale of cannabis (excluding state and federally legal hemp) remain illegal under federal law. In connection therewith, the Parties hereby expressly agree to waive illegality as a defense to any attempt to enforce this Agreement. Given the foregoing and notwithstanding Federal Cannabis Laws and any other United States federal laws, rules, and regulations, Buyer, PharmaCann, the Company and Agent each hereby (a) EXPRESSLY WAIVES any defense to the enforcement of the terms and conditions of this Agreement or any Ancillary Agreements based upon non-conformance with, or violation of, any Federal Cannabis Laws or other Applicable Laws relating to cannabis or the cannabis industry, and (b) agrees, acknowledges, and affirms that no such non-conformance with, or violation of, any Federal Cannabis Law, other United States federal law, rule, or regulation, or other Applicable Laws relating to cannabis or the cannabis industry shall render this Agreement, any Ancillary Agreement or any other document or instruments executed in connection therewith, or any of the terms and conditions hereof or thereof null, void, or otherwise unenforceable, to the extent permitted by Applicable Law.

9.14.         Agent.

(a)            Each Company Party agrees that Agent is entering into this Agreement not in its individual capacity but solely in its capacity as the Collateral Agent (as defined in the Indenture) (the “Collateral Agent”) under the Indenture and Debt Documents, and in entering into this Agreement and acting hereunder, Agent shall be entitled to all the rights, powers, protections, indemnifications and immunities granted to the Collateral Agent under the Indenture and Debt Documents. Any exercise of discretion on behalf of the Collateral Agent shall be exercised in accordance with the terms of the Indenture and Debt Documents. Agent shall incur no liability as a result of the sale (whether public or private) of the Purchased Assets or any part thereof at any sale pursuant to this Agreement conducted in a commercially reasonable manner. Each of the Company Parties hereby waives any claims against Agent arising by reason of the fact that the price at which the Purchased Assets may have been sold at such sale (whether public or private) was less than the price that might have been obtained otherwise, even if Agent accepts the first offer received and does not offer the Collateral (as defined in the Indenture) (the “Collateral”) to more than one (1) offeree, so long as such sale is conducted in a commercially reasonable manner. Each of the Company Parties hereby agrees that in respect of any sale of any of the Collateral pursuant to the terms hereof, Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of Applicable Laws, or in order to obtain any required approval of such sale or of Buyer by any Governmental Body, and the Company Parties further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall Agent be liable or accountable to the Company Parties for any discount allowed by reason of the fact that the Collateral or any part thereof is sold in compliance with any such limitation or restriction. For purposes of this Section 9.14(a), “Company Party” shall not include Green Brands.

(b)            Representations and Warranties of Agent.

(i)            Organization and Authority. Agent is duly organized, validly existing and in good standing under the laws of the State of Florida. Agent has the power and authority to execute and perform this Agreement and its obligations hereunder. The execution and delivery of this Agreement by Agent, and the performance of Agent’s obligations hereunder, have been authorized at the written direction of the Required Noteholders in accordance with the Indenture and Debt Documents.

(ii)            Enforceability. This Agreement constitutes, and each other agreement or instrument executed and delivered by Agent at the Closing will constitute as of the Closing, the legal, valid and binding obligation of Agent, in its capacity as the Collateral Agent, enforceable against Agent, in its capacity as the Collateral Agent, enforceable against Agent in accordance with its terms, subject to the Enforceability Exceptions.

*   *   *   *

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date set forth above.

BUYER:

VIREO HEALTH, INC., a Delaware corporation

By:	/s/ Tyson Macdonald
Name:	Tyson Macdonald
Title:	CFO

PARENT:

VIREO GROWTH INC., a British Columbia corporation

By:	/s/ Tyson Macdonald
Name:	Tyson Macdonald
Title:	CFO

[Signature Page to Asset Purchase Agreement]

COMPANY:

DENVER PATIENTS GROUP LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

GREEN KIWI 1, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

GREEN KIWI 2, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

GREEN KIWI 4, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

LIVWELL I LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]

LIVWELL III LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

LIVWELL IV, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

LIVWELL V, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

LIVWELL VII, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

LIVWELL VIII, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]

LIVWELL IX, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

LIVWELL X, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

LIVWELL XII, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

LIVWELL XIV, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

LIVWELL XVI, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]

BEYOND BROADWAY LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

KIWI, LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

LIVWELL HOLDINGS, INC., a Delaware corporation

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

GREEN BRANDS LLC, a Colorado limited liability company

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Authorized Signatory

PHARMACANN:

PHARMACANN INC., a Delaware corporation

By:	/s/ Patrick J. Unzicker
Name:	Patrick J. Unzicker
Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

AGENT:

ARGENT INSTITUTIONAL TRUST COMPANY, as Collateral Agent

By:	/s/ Debra A. Schachel
Name:	Debra A. Schachel
Title:	Director

[Signature Page to Asset Purchase Agreement]

EXHIBIT A-1

Operational Dispensaries

[Omitted]

EXHIBIT A-2

DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof used in this Agreement but not defined therein have the meanings specified or referred to in this Exhibit A-2:

“Affiliate” of a specified Person means each other Person who directly or indirectly controls, is controlled by, or is under common control with the specified Person.

“Ancillary Agreements” means the Management Services Agreement, the Deposit Escrow Agreement, the Shares Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Lease Assignments, the Intellectual Property Assignment and any other document, agreement, certificate or instrument entered into in connection with this Agreement.

“Applicable Law” means all applicable provisions of any constitution, statute, common law, ordinance, code, rule, regulation, regulatory bulletin or guidance, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted or issued by any Governmental Body or arbitrator or arbitration panel, including the State Cannabis Laws and the Securities Laws. Notwithstanding the foregoing, “Applicable Law” shall not include the Federal Cannabis Laws.

“Assumed Payables” means trade accounts payable of the Business other than the Excluded Accounts Payable.

“Auction” shall have the meaning set forth in the Auction Procedures.

“Auction Procedures” means the Auction Procedures, latest posted to the Digify virtual data room.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado are required by Applicable Law to close.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral).

“Debt Documents” means the Senior Secured Notes, the guarantees by the Guarantors (as defined in the Indenture), the Indenture, the Security Documents (as defined in the Indenture), and the Collateral Documents (as defined in the Indenture) related thereto, and any other instrument, document or agreement (including any fee letter) entered into and executed in connection with (whether prior to or thereafter) any of the foregoing, and together in each case with all schedules, exhibits, annexes and other attachments thereto.

Exhibit A-2

“Deposit Escrow Agreement” means that certain Escrow Agreement, dated as of December 9, 2025, by and among Agent, in its capacity as the escrow agent thereunder, Buyer and PharmaCann.

“Employee Plan” means any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including any pension plan, as defined in ERISA § 3(3)), whether any of the foregoing is funded, insured or self-funded, written or oral, (a) sponsored or maintained by a Company Party or its Affiliates and covering a Company Party’s active or former employees (or their beneficiaries), (b) to which a Company Party or its Affiliates is a party or are bound or (c) with respect to which a Company Party or its Affiliates has made any payments, contributions or commitments or may otherwise have any liability (whether or not such Employee Plan is still maintained).

“Encumbrance” means any lien, pledge or security interest other than liens for Taxes not yet due and payable.

“Environmental Laws” means any Applicable Law issued, promulgated or entered into by or with any Governmental Body relating to pollution, the environment, natural resources, exposure of any Person to Hazardous Materials or the protection of human health or endangered or threatened species, or the actual or threatened Releases, discharges or emissions into the environment or within structures.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any United States Department of Labor regulations thereunder.

“Exchange” means the Canadian Securities Exchange.

“Exchange Approval” means the conclusion or termination of the five (5)-trading days period required by the Exchange following the filing by Parent of the requisite notice with the Exchange promptly upon execution of this Agreement for the issuance of the Share Consideration in the MSA Deposit Amount (and the Excess Vireo Shares, if any) contemplated by this Agreement.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

Exhibit A-2

“Fraud” means actual, knowing and intentional common law fraud with respect to the making of a representation by a Company Party, as such representation is qualified by the Schedules. For purposes of clarity, Fraud shall require (a) that the Company Knowledge Party had knowledge that a representation of a Company Party, as such representation is qualified by the Schedules, was not true when made, (b) the Company Knowledge Party intended for Buyer to rely to its detriment on such representation and (c) Buyer in fact relied to its detriment on such representation. Notwithstanding anything to the contrary and for the avoidance of doubt, “Fraud” shall not include any type of reckless, constructive, negligent or equitable fraud.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authorization” means any Consent, license, registration, approval, non-objection, exemption, notification, franchise, certificate, authorization, bond or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

“Governmental Body” means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued or entered by or with any Governmental Body.

“Hazardous Materials” means (a) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, CERCLA; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to Environmental Laws; and (b) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including (i) petroleum, (ii) refined petroleum products, (iii) waste oil, (iv) waste aviation or motor vehicle fuel and their byproducts, (v) asbestos, (vi) lead in water, paint or elsewhere, (vii) radon, (viii) Polychlorinated Biphenyls (PCBs), (ix) urea formaldehyde, (x) volatile organic compounds (VOCs), (xi) total petroleum hydrocarbons (TPH), (xii) benzene derivative (BTEX), (xiii) petroleum byproducts, (xiv) per- and polyfluoroalkyl substances, and (xv) any form of mold.

Exhibit A-2

[***]

“Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

“Intellectual Property” means any and all patents, patent applications, registered and unregistered trademarks, trademark applications and registered and unregistered service marks; domain names; original works of authorship and related copyrights; trade secrets, whether or not patentable; designs and inventions and related patents; similar intangible property in which any Person holds proprietary rights, title, interests or protections, however arising, pursuant to the laws of any jurisdiction throughout the world, all applications, registrations, renewals, issues, reissues, extensions, divisions and continuations in connection with any of the foregoing and the goodwill connected with the use of and symbolized by any of the foregoing; and Licenses in, to and under any of the foregoing.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Judgment” means any order, writ, injunction, citation, award, decree, ruling, assessment or other judgment of any Governmental Body or arbitrator.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” means any license, certificate, approval, authorization or permit issued by any state, municipal or local governmental agency, authority or entity authorizing the holder of such license to engage in cannabis-related operations and activities, and any similar agreement entered into with a municipality in connection with cannabis-related operations and activities.

“Local Cannabis Regulator” means the applicable town, city, county, or other similar municipal licensing authority that is charged with issuing local cannabis licenses and regulating the operations associated therewith.

“Loss” and “Losses” means losses, damages, Liabilities, deficiencies, Proceedings, judgments, interest, awards, Taxes, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’, accounting and financial services fees and the cost of enforcing any right to indemnification hereunder.

Exhibit A-2

“Material Adverse Effect” means any change, event, occurrence, or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, operations, financial condition or result of operations of the Company or the Purchased Assets, taken as a whole; provided that none of the following shall be deemed in itself, either alone or in combination, to constitute, and none of the following, either alone or in combination, shall be taken into account in determining whether there has been or is reasonably likely to be, a Material Adverse Effect: (a) any adverse change, event, occurrence, or development attributable to the negotiation, execution, delivery, announcement, pendency or performance of this Agreement or the transactions contemplated by this Agreement; (b) changes in the operating, business, regulatory or other conditions in the industry in which the Company operates; (c) general economic conditions, including changes in the credit, debt, crypto or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (d) changes in GAAP or other accounting requirements or principles or any changes in Applicable Laws or the interpretation thereof after the date hereof (including case law); (e) the failure of the Company to meet or achieve the results set forth in any projection or forecast (provided that this clause (e) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent that such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (f) global, national or regional political conditions, including hostilities, acts of war (whether declared or undeclared), sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (g) hurricanes, earthquakes, floods or other natural disasters or acts of God; provided that, in the case of clauses (b) – (d), (f) and (g) above, if such change, event, occurrence or development affects the Company or the Purchased Assets, taken as a whole, in a substantially disproportionate manner in comparison to other participants in the industry in which the Company participates, then only the disproportionate aspect of such change or effect may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Minimum Cash Balance” means the amount of cash and cash equivalents reasonably necessary for the ordinary operation of the Operational Dispensaries, in an amount not less than $157,000.

“Non-Continuing Dispensaries” means the Dispensaries designated as “Non-Continuing Dispensaries” set forth in Exhibit A-1, which, for the avoidance of doubt, are not subject to the Management Services Agreement.

“Operational Dispensaries” means the Dispensaries designated as “Operational Dispensaries” set forth in Exhibit A-1, which, for the avoidance of doubt, are subject to the Management Services Agreement.

“Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, cooperative, trust, estate, Governmental Body, administrative agency, regulatory authority, or other entity of any nature whatsoever.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

Exhibit A-2

“Qualified Inventory” shall be defined using the First-in-First-Out method of inventory valuation and shall be calculated as follows: cannabis product inventory and inventoried ancillary products, free of all Encumbrances and payable obligations, excluding raw materials, flower, trim, fresh frozen, seeds, plant genetics (including mother plants), strains, work-in process, and supply and packaging inventory, but including finished goods cannabis products in final packaged form or loose flower products that can be readily sold to consumers with more than seventy-five (75) days to expiry as of the MSA Effective Date; provided, that any items that are non-conforming or defective, damaged, obsolete or seventy-five (75) or less days to expiry shall be excluded; provided, further, that the value of ancillary products cannot be greater than the lower of Two Hundred Fifty Thousand Dollars and 00/100 Cents ($250,000.00) or five percent (5%) of total value of the Qualified Inventory, and all apparel products shall be subject to a fifty percent (50%) discount in the calculations of the Qualified Inventory amount. For the avoidance of doubt, Qualified Inventory shall be quantified on a dollar basis, based on the lower of fair value (on an arms-length transaction basis) and cost of production or purchase and third-party products. No more than sixty-five percent (65%) of Qualified Inventory at the execution of the Management Services Agreement shall consist of first party products, including but not limited to LivWell products.

“Release” means, with respect to any Hazardous Material, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Required Noteholders” means the Noteholders holding a majority in aggregate principal amount of the then outstanding Senior Secured Notes.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the securities legislation, securities regulation and securities rules, and the policies, notices, instruments and blanket orders having the force of Applicable Law (including those of the SEC, the Canadian Securities Regulators, and the Exchange), in force from time to time in the United States, including any states of the United States, and the provinces or territories of Canada.

“Shares Escrow Account” shall have the meaning set forth in the Shares Escrow Agreement.

“Shares Escrow Agent” means Odyssey Trust Company.

Exhibit A-2

“Shares Escrow Agreement” means that certain Shares Escrow Agreement, effective as of the MSA Deposit Date, by and among Parent, PharmaCann, Agent and the Shares Escrow Agent.

“State Cannabis Laws” means all state statutes and regulations, guidances or orders as promulgated by the Colorado Department of Revenue’s Marijuana Enforcement Division (or its successor), and any other law or regulation of a Governmental Body located within the State of Colorado (including the State Cannabis Regulator) applicable to the possession, sale, cultivation, processing or transportation of cannabis within the State of Colorado.

“State Cannabis Licenses” means the state and local licenses required to operate the Dispensaries.

“State Cannabis Regulator” means the Colorado Department of Revenue’s Marijuana Enforcement Division (or its successor entity).

“Target Assumed Payables Amount” means One Million One Hundred Thousand Dollars and 00/100 Cents ($1,100,000).

“Target Qualified Inventory Amount” means Three Million Eight Hundred Thousand Dollars and 00/100 Cents ($3,800,000).

“Tax” or “Taxes” means (a) any and all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including, without limitation, any federal, state, local or foreign income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, ad valorem, profits, occupancy, general property, real property, personal property, intangible property, transfer, stamp, premium, custom, duty, environmental, fuel, excise, controlled substance, license, lease, service, service use, recapture, parking, employment, occupation, severance, payroll, withholding, unemployment compensation, social security, retirement, imputed underpayment or other tax, fiscal levy or charge of any nature; (b) any federal, state, local or foreign organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a Governmental Body or other authority; and (c) any deficiency, interest, penalty or addition imposed with respect to any of the foregoing and any obligations under any agreements or arrangements with any other Person with respect to such amounts, and including any liability for taxes of a predecessor entity and any obligation to indemnify or otherwise assume or succeed to any liability for taxes of any other Person (by contract, law, or otherwise), in each case, whether disputed or not.

“Tax Return” means (a) all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents filed or required to be filed or submitted to any Governmental Body or any Person with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax, and (b) if applicable, any TD F 90-22.1 (and its successor form, FinCEN Form 114), including any amendment thereto.

“Term” means the period from the Effective Date of this Agreement through the consummation of the Closing or earlier termination of this Agreement pursuant to its terms.

“Vireo Share Price” means $0.54 per Vireo Share.

“Vireo Shares” means the subordinate voting shares in the authorized share structure of Parent.

Exhibit A-2

EXHIBIT B

ASSET ALLOCATION SCHEDULE

[Omitted]

EXHIBIT C

FORM OF BILL OF SALE (PURCHASED ASSETS)

[Omitted]

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[Omitted]

EXHIBIT E

ROED CONTACT INFORMATION

[Omitted]

EXHIBIT F

Share Consideration Representations and Warranties

1.            Accredited Investor. Subscriber is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act.

2.            Representations with respect to Share Consideration.

(a)            The Subscriber confirms, acknowledges and agrees that (i) Buyer has advised the Subscriber that Buyer and Parent are relying on an exemption from the requirements to provide the Subscriber with a prospectus and no prospectus or registration statement has been filed by Buyer or Parent with any of the Canadian Securities Regulators or the SEC in connection with the issuance of the Share Consideration and, as a consequence of acquiring the Share Consideration pursuant to this exemption, certain protections, rights, and remedies provided by Securities Laws, including statutory rights of rescission or damages, will not be available to the Subscriber, (ii) the Subscriber may not receive information that would otherwise be required to be provided to the Subscriber under the applicable Securities Laws, and (iii) there may be restrictions on the ability to resell the Share Consideration and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling them.

(b)            Except with respect to Agent who is acquiring the Share Consideration on behalf of the Noteholders, Subscriber is acquiring the Share Consideration for its own account with the intention of holding the securities for investment purposes and not with a present view to, or for resale in connection with, any distribution of the Share Consideration in violation of any applicable Securities Laws. Subscriber does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Share Consideration in violation of applicable Securities Laws.

(c)            Subscriber has knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Share Consideration and have so evaluated the merits and risks of such investment. Subscriber is able to bear the economic risk of an investment in the Share Consideration and, at the present time, is able to afford a complete loss of such investment.

(d)            Subscriber understands that (i) the Share Consideration has not been registered under the Securities Act or any state Securities Laws, by reason of a specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Subscriber’s representations as expressed herein, (ii) the Share Consideration will, when issued, be “restricted securities” under applicable United States federal and state Securities Laws (and shall bear the legends(s) described in Section 2.12(c) herein in accordance with the terms thereof) and that, pursuant to these Securities Laws, Subscriber may not resell the Share Consideration unless they are registered with the SEC and qualified by state authorities, or an exemption or exclusion from such registration and qualification requirements is available, (iii) neither Buyer nor Parent has any obligation to register or qualify the Share Consideration for resale, other than the removal of any restrictive legends pursuant to Section 2.12(c) and its obligations under Section 6.14, (iv) if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale requirements, the holding period for the Share Consideration, and on requirements relating to Buyer, Parent or their respective Affiliates which are outside of Subscriber’s control, and which Buyer, Parent or their respective Affiliates may not be able to satisfy, and (v) no public market may continue to exist for the Share Consideration in the United States or elsewhere, and that Buyer has made no assurances that a public market will continue to exist for the Share Consideration in the United States or elsewhere.

Exhibit F

(e)            Subscriber consents to Parent making a notation on its records or giving instructions to its registrar and transfer agent in order to implement the restrictions on transfer set forth and described in this Exhibit and Section 2.12(c) of the Asset Purchase Agreement.

(f)            Subscriber is not acquiring the Share Consideration as a result of any “general solicitation” or “general advertising” as such terms are used in Regulation D under the Securities Act.

(g)            Subscriber is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1) of Regulation D under the Securities Act.

(h)            Subscriber understands and acknowledges that no agency, Governmental Body, regulatory body, stock exchange or other entity (including the SEC, any state securities commission, or any of the Canadian Securities Regulators) has made any finding or determination as to the merit of investment in, nor have any such agencies or Governmental Bodies made any recommendation or endorsement with respect to, the Share Consideration.

(i)            Subscriber understands that its investment in the Share Consideration involves a high degree of risk, including the risks outlined in Buyer’s or Parent’s (or their Affiliates’) filings with the SEC. Subscriber has sought such accounting, legal, and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Share Consideration.

Exhibit F